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                                                                   EXHIBIT 10.11



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                        TEAM COMMUNICATIONS GROUP, INC.
                           A CALIFORNIA CORPORATION,

                          DANDELION DISTRIBUTION LTD.
                         A UNITED KINGDOM CORPORATION,

                                      AND

                                  NOEL CRONIN



                          DATED AS OF OCTOBER 1, 1999







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                            SHARE PURCHASE AGREEMENT

        This SHARE PURCHASE AGREEMENT (the "AGREEMENT") is made the 1st day of October 1999 between Noel Cronin (the "SELLING SHAREHOLDER"), Team Communications Group, Inc. ("PURCHASER"), and Dandelion Distribution Ltd. (the "COMPANY").

                                    RECITALS

        A. The Selling Shareholder owns an aggregate of 200 ordinary shares of Pound Sterling 1 each in the capital of the Company (the "COMPANY SHARES"), representing, as included on Schedule A hereto, the entire issued share capital of the Company.

        B. The Selling Shareholder wishes to sell, and Purchaser wishes to purchase, the Shares for the consideration set forth in Article III hereof (the "PURCHASE PRICE").

        C. The Company, the Selling Shareholder and Purchaser desire to make certain representations and warranties and other agreements in connection with the transactions contemplated hereby.

        D. At the Closing (as hereinafter defined), the Company shall enter into an employment and non-competition agreements substantially in the form attached hereto as Schedule B (respectively the "CRONIN EMPLOYMENT AGREEMENT" and the "CLUTTON EMPLOYMENT AGREEMENT").

        E. At the Closing, the appropriate parties hereto shall execute: (a) the stock indemnification escrow agreement with Chase Manhattan Bank, Citibank or a London clearing bank substantially in the form attached hereto as Schedule C (the "Indemnification Escrow Agreement") relating to the common stock portion of the Purchase Price, and (b) the cash indemnification escrow agreement with Chase Manhattan Bank, Citibank or a London clearing bank substantially in the form attached hereto as Schedule D (the "Cash Escrow Agreement") hereto relating to the cash portion of the Purchase Price to be used in respect of any adjustments required by Section 3.3 hereof.

        F. All references to dollars in this Agreement shall mean U.S. dollars.

        NOW, THEREFORE, in consideration of the covenants, representations, warranties and other provisions set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:

        "ACCOUNTS DATE" shall mean 31st July, 1999.

        "AFFILIATE" shall mean any other person or entity controlling, controlled by or under common control with the Company.


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        "COMPANY EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, share options, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise.

        "COMPANY SHARES" shall have the meaning set forth in Recital A.

        "DISCLOSURE LETTER" shall mean the disclosure letter from Graham Harvey to Marriott Harrison of even date.

        "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate.

        "EMPLOYEE AGREEMENT" shall refer to each employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee.

        "FILM" shall mean any and every motion picture or television tape (including cartoons or other animated features) or other recording of moving images by any means, manner, process or device now known or hereafter devised.

        "FILM ASSETS" shall mean all rights and interests granted to or acquired by the Company in connection with or related to the distribution or exploitation of, or otherwise respecting, any Film, including, but not limited to: any distribution rights, license rights, and rights as a subdistributor or sublicensee; all rights to distribute, sublicense, copy, exhibit, transmit, broadcast, package, edit, reformat, advertise or exploit a Film, in any and all media, and any syndication, television or cable television rights; all copyrights or interests in any copyright on or relating to a Film; and any collateral, allied, subsidiary or merchandising rights appurtenant or related to a Film. Film Assets shall include, with respect to any Film whether produced or in development (as such term is understood in the entertainment industry as conducted as of the date hereof in London) the following: all scenarios, screenplays or scripts upon which any Film is based, all of the properties thereof, tangible and intangible, whether now in existence or hereafter to be made or produced and whether or not in possession of Company, and any rights therein and thereto, of every kind and character, including, without limiting the foregoing language, each and all of the following particular rights and properties:

                (i) all scenarios, screenplays and/or scripts at every stage of the development of the Film;

                (ii) all common law and statutory copyright and other rights in all literary and other properties ("Literary Properties") that form the basis of the Film or which are or will be incorporated into the Film, all component parts of the same Film consisting of the Literary Properties and other properties, all Film rights in and to the story, all treatments of said story and other literary material, together with all preliminary and final screenplays used and to be used in connection with the Film, and all other literary material upon which the Film is based or from which it is adapted;

                (iii) all Film rights in and to all music and musical compositions connected with the Film, including, without limitation, all rights to record, re-record, produce, reproduce, or synchronize all of said music and musical compositions in and in connection with Films; and

                (iv) all Physical Properties.

        "NET ASSETS" shall have the meaning set forth in Section 3.3.


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        "PHYSICAL PROPERTIES" shall mean all film negatives, prints, pre-print and/or soundtrack materials and other physical materials relating to any Film;

        "REAL PROPERTY" shall mean the property as described in Schedule F;

        "RECEIVABLES" shall mean all of the Company's trade debtors, receivables, note receivables and other accounts receivable including all written contracts, orders and arrangements between the Company and third parties respecting the purchase of goods or services from the Company as the same may exist at the time of Closing;

        "RELATED AGREEMENTS" shall mean the Indemnification Escrow Agreement, Cash Escrow Agreement, the Cronin Employment Agreement and the Clutton Employment Agreement.

        "SUBSIDIARY" shall have the meaning set forth in Section 4.3.

        "TAX" and "TAXATION" means all forms of taxation, duties, imposts, contributions levies, charges or withholdings of whatever nature (including without limitation PAYE, national insurance, social security and other similar contributions), imposed by any Tax Authority and whether now in force or hereinafter imposed or hitherto imposed and any payment whatsoever which the Company may be or become bound to make to any person as a result of the discharge by that person of any tax which the Company has failed to discharge, and any interest, surcharge, penalty or fine in connection therewith or in connection with any late or incorrect form, record, return or computation in respect of any of them and regardless of whether any such taxes, duties, imposts, contributions, levies, charges, withholdings, interest, penalties or fines are chargeable directly or primarily against or attributable directly or primarily to the Company or any other person and of whether any amount in respect of any of them is recoverable from any other person;

        "TAX AUTHORITY" and "TAXATION AUTHORITY" means any authorized governmental regulatory or administrative body agency authority or official whether local, municipal, state, federal, provincial, national or supranational (whether of the United Kingdom or elsewhere) competent to impose, assess, collect or administer Taxation and without prejudice to the generality of the foregoing shall include the Inland Revenue, HM Customs and Excise and the Contributions Agency;

        "TAXES ACT" means the Income and Corporation Taxes Act 1988;

        "TAX COVENANT" means the tax covenant set out in Schedule G;

        "TAX LIABILITY" has the same meaning as is attributed thereto in Schedule G;

        "TCGA" means the Taxation of Chargeable Gains Act 1992;

        "TEAM SHARES" shall have the meaning set forth in Section 3.1(b) below;

        "VATA" means the Value Added Tax Act 1994.

                                   ARTICLE II

                             THE SALE OF THE SHARES

        2.1 The Sale of the Company Shares. (a) At the Closing (as defined in
Section 2.2) and subject to and upon the terms and conditions of this Agreement, the Selling Shareholder agrees to sell to


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the Purchaser with full title guarantee, and the Purchaser agrees to purchase from the Selling Shareholder, all of the Company Shares, as described on Schedule A hereto, which constitute all of the issued and outstanding capital stock of the Company for the consideration (the "PURCHASE PRICE") set forth in
Article III hereof, subject to the provisions contained herein.

        2.2 Closing; Closing Date. Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the transactions contemplated hereby (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VII, at the offices of Marriott Harrison, London, England, unless another place or time is agreed to in writing by Purchaser and the Selling Shareholder. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE."

        2.3 Delivery. At the Closing, the Selling Shareholder will deliver to the Purchaser, against delivery of the Purchase Price in accordance with Article III hereof, each of the following:

                (a) duly executed transfers in respect of the Company Shares in favor of the Purchaser or such person as the Purchaser may nominate and share certificates for the Company Shares in the name of the relevant transferors and duly executed transfers for any shares in any subsidiary of the Company beneficially owned by the Company which are not registered in the name of the Company, in favor of the Purchaser or such person as the Purchaser may nominate;

                (b) the statutory books (which shall be written up to but not including the Closing Date), the Certificate of Incorporation (and any Certificate of Incorporation on Change of Name) and common seal (if any) of the Company and each Subsidiary and share certificates in respect of all the issued share capital of each Subsidiary and Associated Company which is owned directly or indirectly by the Company;

                (c) the title deeds relating to the Real Property;

                (d) copies of the signed audited accounts of the Company as at the Accounts Date and copies (signed by the auditors) of the letters from the auditors of the Company referred to in Clause 2.3(g) below;

                (e) a certificate from each of the banks at which the Company or any Subsidiary maintains an account, stating the amount standing to the credit or debit of each such account as at the close of business on the business day prior to the Closing Date together with reconciliation statements prepared by the Selling Shareholder, reconciling such amounts with the cash book balances of the Company at the close of business on the last business day prior to the Closing Date;

                (f) resignations of the present directors and secretary of the Company (other than any director or secretary whom the Purchaser may wish should continue in office) of their offices as such in which they also relinquish any rights which they have under any contract of employment with the Company or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the board meeting referred to at Clause 2.3(h) below;

                (g) resignations of the present auditors of the Company of their office as such in the form of a letter to be deposited at the registered office of the Company notifying their resignation, acknowledging that they have no claim against the Company and containing a statement pursuant to Section 394(l) of the Companies Act 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors;


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             (h) minutes of a board meeting of the Company to be held
immediately prior to the Closing at which:

                (aa) it shall be resolved that the transfer relating to the Company Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Company Shares concerned in the register of members;

                (bb) each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct;

                (cc) all existing instructions to banks shall be revoked and new instructions shall be given to such banks in such form as the Purchaser may direct;

                (dd) the situation of the registered office shall be changed to such address as the Purchaser may nominate and (subject to the provisions of the Companies Acts) the accounting reference date shall be changed in accordance with any instructions given by the Purchaser;

                (ee) the resignations referred to in Clauses 2.3(f) and 2.3(g) shall be tendered and accepted so as to take effect at the close of the meeting;

        2.4 Related Agreements. At the Closing, the parties hereto shall execute and deliver the Related Agreements.

        2.5 Book Value as at Closing. The Selling Shareholder represents that the Net Assets of the Company (as defined in Section 3.3), at Closing Date is not less than Pound Sterling 929,711, being the Net Book Value of the Company on the same basis as shown in the draft audited accounts of the Company, for the period ended 31st July, 1999 (save in respect of a bonus of Pound
Sterling 150,000 payable to John Clutton as agreed by the Company on 30th September 1999) provided that nothing contained in this Section 2.5 shall be construed as any waiver by Purchaser of any breach by the Selling Shareholder of any other representation or warranty contained herein.

                                   ARTICLE III

                            CONSIDERATION TO BE PAID
                               AND RELATED MATTERS

        3.1 Conditions Precedent. On or before the Closing Date, the Company will transfer to the Selling Shareholder (or such person as he nominates) each of the assets listed on Schedule E the ("Transferred Assets"). Such transfer shall be in form and substance satisfactory to Purchaser and its counsel, and shall have no adverse tax liability or financial impact to the Purchaser.

        3.2 Closing Purchase Price; Other Matters. Subject to the terms and conditions set forth herein, in consideration for the sale of the Shares, Purchaser will deliver at the Closing the following consideration (collectively, the "CLOSING PURCHASE PRICE"):

                (a) An aggregate of $2,500,000 in cash, (i) $625,000 which shall be paid by wire transfer of immediately available U.S. Dollars to the Selling Shareholder's bank account pursuant to the wire instructions set forth on Schedule A hereto, and (ii) $1,875,000 which shall be paid into the Cash Escrow Account (as defined below in this Section 3.1); and


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                (b) A certificate or certificates representing such number of shares (the "TEAM SHARES") of the Purchaser's Common Stock registered in the name of the Selling Shareholder, as is determined by reference to the following formula: number of shares = $2,500,000/Share Price. "Share Price" equals the average of the bid and ask price for each of the five business days immediately preceding the Closing Date, as determined on the principal stock exchange on which the Team Shares trade which shall be delivered to the Escrow Agent, as defined in and pursuant to the Indemnification Escrow Agreement.

                (c) The Purchaser hereby undertakes to the Selling Shareholder that if on the date which is the second anniversary of the Closing Date ("the Valuation Date") the Value of the Team Shares is less than $3,000,000 ("the Target Value"), it shall pay to the Selling Shareholder the sum of $250,000; provided that if any of the Team Shares have been withdrawn from the Indemnification Escrow Account in order to satisfy a claim under this Agreement or if for any other reason by agreement between the parties the number of Team Shares in the Indemnification Escrow Account has been reduced (all as provided in the Indemnification Escrow Agreement) then the Target Value shall be reduced by a proportion equal to the proportion which the number of Team Shares in remaining in the Indemnification Escrow Account is of the number of Team Shares placed in such account on Closing and the amount to be paid shall be the same proportion of $250,000. For the purposes of this Section 3.2(c) "the Value" of the relevant Team Shares shall calculated as an average of the bid and ask price for each of the five business days immediately preceding the Valuation Date, as determined on the principal stock exchange on which the Team Shares trade.

        3.3 On the Closing Date, Purchaser, Selling Shareholder and the Escrow Agent shall execute the Cash Escrow Agreement, substantially in the form attached hereto as Schedule D, relating to the $1,875,000 (collectively, the "ESCROW AMOUNT") to be deposited in an escrow account (the "CASH ESCROW ACCOUNT") at the Closing and the Indemnification Escrow Agreement, substantially in the form attached hereto as Schedule C relating to the Team Shares so that the holding of the Escrow Amount and the Team Shares shall be administered in accordance with the Cash Escrow Agreement and the Indemnification Escrow Agreement, respectively. The Escrow Agent shall administer the Indemnification Escrow Account, as it may exist from time to time, on behalf of the Purchaser and the Selling Shareholder, subject to the Indemnification Escrow Agreement, for the purposes of securing Selling Shareholder's indemnity obligations under
Article VIII and Section 3.3.

        3.4 Cash Amount Adjustment.

                (a) Preparation of Net Asset Report. Within 28 days after Closing, the Selling Shareholder will cause the Dartford office of Barnes Roffe (the "Selling Shareholder's Accountants"), to furnish, at the Selling Shareholder's sole cost and expense, to Purchaser and Selling Shareholder a report (the "Barnes Roffe Net Asset Report"), which shall set forth the "Net Assets" (as defined below) of the Company as of the Closing Date. The Barnes Roffe Net Asset Report shall indicate the procedures employed by the Selling Shareholder's Accountants in preparing the Barnes Roffe Net Asset Report and shall contain such other financial information and methods of calculation as may be reasonably necessary for the Purchaser to evaluate the accuracy thereof.

                The Purchaser shall have a period of ten (10) days after receipt of the Barnes Roffe Net Asset Report to notify the Selling Shareholder and the Company of its election to accept the Barnes Roffe Net Asset Report or to request that F W Stephens, the Purchaser's Accountant, prepare an alternate Net Asset Report (the "F W Stephens Net Asset Report"). In the event no notice is received by the Company and the Selling Shareholder during such ten (10) day period, the Barnes Roffe Net Asset Report shall be deemed accepted by Purchaser. If so requested, F W Stephens shall have thirty (30) days in which to prepare the F W Stephens Net Asset Report. The Selling Shareholder shall have ten (10) days after


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receipt of the F W Stephens Net Asset Report in which to notify Purchaser of its decision to accept or reject the F W Stephens Net Asset Report (and in the case of rejection, there shall be included in such notice the reasons for such rejection in reasonable detail). In the event no notice is received by the Purchaser during such ten (10) day period, the F W Stephens Net Asset Report shall be deemed accepted by the Selling Shareholder. In the event the Selling Shareholder shall timely reject the F W Stephens Net Asset Report, Purchaser and the Selling Shareholder shall use all reasonable efforts to resolve all disagreements as to the respective Net Asset Report Reports in good faith. If no settlement is reached within fifteen (15) days after the timely rejection of the F W Stephens Net Asset Report by Selling Shareholder, Purchaser and Selling Shareholder shall arbitrate a determination of Net Asset Report for the Evaluation Period, in London. The arbitration shall be conducted by one arbitrator mutually and reasonably acceptable to both Selling Shareholder and Purchaser. The arbitrator shall have at least ten (10) years accounting and financial experience in the Company's industry. In the event that an arbitrator cannot be selected, one of the remaining big five (5) international firms shall be selected at random. In any event, the arbitrator shall be selected in five
(5) days. The arbitration shall commence within five (5) business days from the selection of an arbitrator, and, the parties shall use their best efforts to conclude the arbitration within ten (10) days. The arbitrator shall then deliver a preliminary decision, detailing findings of fact and conclusions as to the calculation of Net Asset Report to each of the parties (the "Preliminary Decision"). Within five (5) days after receipt of the Preliminary Decision, the Purchaser and Selling Shareholder may object, in writing, to any of the contents of the Preliminary Decision. The arbitrator shall take into account any objection so received, and shall deliver within an additional five (5) days a final decision, specifying the facts relied upon and conclusions as to the calculation of Net Asset Report (the "Final Decision") to the parties. The decision of the arbitrator contained in the Final Decision shall be binding and conclusive upon the parties. All costs of the arbitrator shall be borne by the Company, and the parties shall bear their individual costs and expenses, including any attorneys' fees. The date on which the Net Asset Report is accepted by the Purchaser or Selling Shareholder, deemed accepted by virtue of expiration of any applicable Net Asset Report rejection period, or deemed accepted by virtue of resolution of any disagreement regarding the Net Asset Report in accordance with this Section 3.3 shall be referred to hereinafter as the "Report Date." Assuming the timely delivery of the Barnes Roffe Net Asset Report, in the event there has been no final decision on or before January 1, 2000, Selling Shareholder shall be entitled to receive the First Installment Amount, and all installment amount adjustments will be made against subsequent Installment Amounts.

                The calculation of Net Asset Report hereunder by Barnes Roffe and F W Stephens shall be made in a manner consistent with UK GAAP and, to the extent not inconsistent therewith, the Company's past accounting policies and practices provided that in any event (i) there shall be no revaluation of fixed assets, (ii) the amounts due from String of Pearls PLC and String of Pearls II PLC shall be included at the same value as in the draft audited accounts of the Company for the year ended 31st July, 1999 and (iii) the liability in relation to Four Star shall be treated in the same manner as in such draft audited accounts.

                (b) Net Asset Report-Based Adjustments to Installment Amounts. If the aggregate dollar value of Net Assets in the final report is less than Pound Sterling 929,711, then the cash portion of the Purchase Price shall be reduced on a by an amount (expressed in dollars) equal to such the amount by which the Net Asset Value is less than Pound Sterling 929,711 (and for these purposes the pound to dollar exchange rate shall be the spot rate of exchange for the purchase of US dollars with sterling quoted by Barclays Bank PLC (or such other bank as may be agreed between the parties) at or about 11.00 a.m. on the Closing Date).

        3.5 Tax Adjustment. Notwithstanding any other provision of this Agreement or the Cash Escrow Agreement to the contrary and after taking account of any adjustments provided for in Section 3.3, if Seller's application to H M Inland Revenue for clearance pursuant to section 103 Taxation of Chargeable Gains Act 1992 and section 703 Income and Corporation Taxes Act 1988 is refused then:-


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                3.5.1 Seller shall be entitled to receive from the Cash Escrow
Account an amount (not exceeding in aggregate US$1,000,000 or if less the amount then standing to the credit of the Cash Escrow Account) equal to the tax payable in respect of the sale of those of the Company Shares as are sold in consideration for the Team Shares (other than any Tax which arises solely as a result of the sale of any of the Team Shares);

                3.5.2 any amount paid from the Cash Escrow Account to Seller pursuant to Section 3.5.1 shall be paid in a sum equal to the relevant installment of tax due and no later than five business days before such tax is due to be paid by Seller.

        3.6 Restrictions on Transferability. The Team Shares and any other securities issued in respect of the Team Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (collectively, the "PURCHASER SECURITIES"), shall not be sold, assigned, transferred or pledged except in compliance with the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), all other applicable securities laws and the provisions of this Agreement. Each holder of Purchaser Securities ("HOLDER") will cause any proposed purchaser, assignee, transferee, or pledgee of any such shares held by the Holder to agree in writing for the benefit of Purchaser and with a copy of such writing to be delivered to Purchaser to take and hold such Purchaser Securities subject to the restructure and other terms and conditions specified in this Agreement with respect to the Selling Shareholder's ownership of Purchaser Securities, as a condition to Purchaser permitting such transfer.

        3.7 Restrictive Legend. Each certificate representing the Purchaser Securities shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

        Each Holder consents to the Purchaser's making a notation on its records and giving instructions to any transfer agent for the Purchaser Securities in order to implement the restrictions on transfer established in this Agreement.

        3.8 Notice of Proposed Transfers. The holder of each certificate representing Purchaser Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 3.6. Prior to any proposed sale, assignment, transfer or pledge of any Purchaser Securities in the United States or to a U.S. Person (as defined in Rule 901 promulgated under the Securities
Act), (other than a transfer not involving a change in beneficial ownership, or
(ii) in transactions involving the distribution without consideration of Purchaser Securities by a shareholder to any of its partners or members, or retired partners or members, or to the estate of any of its partners or members or retired partners or members),


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unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Purchaser of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Purchaser addressed to the Purchaser, to the effect that the proposed transfer of the Purchaser Securities may be effected without registration under the Securities Act and in compliance with all other applicable securities laws, whereupon the holder of such Purchaser Securities shall be entitled to transfer such Purchaser Securities in accordance with the terms of the notice delivered by the holder to the Purchaser. It is agreed that the Purchaser will not request an opinion of counsel from the holder for transactions made in reliance on Rule 144 under the Securities Act except as determined in good faith by the Board of Directors of the Purchaser to be necessary for the compliance of applicable laws. Each certificate evidencing the Purchaser Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 2.6 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Purchaser such legend is not required in order to establish compliance with any provision of the Securities Act.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                      OF THE SELLING SHAREHOLDER ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                           OF THE SELLING SHAREHOLDER

        The Selling Shareholder represents and warrants to Purchaser, subject to the exceptions specifically disclosed in the Disclosure Letter, as set forth below. Except for Sections 4.2(a) and 4.3, all references to the Company contained in this Article IV shall refer to the Company, all Subsidiaries, as defined in Section 4.3, and all other Affiliates of the Company or any Subsidiary.

        4.1 Organization of the Company. The Company and each of its subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of England. The Company has the power to own its properties and to carry on its business as now being conducted. The Company is not, and is not required to be, duly qualified to do business as a foreign corporation in any other jurisdiction. The Company has delivered a true and correct copy of its Memorandum and Articles of Association, as amended to date, to Purchaser or its counsel.

        4.2 Company Capital Structure.

                (a) The authorized share capital of the Company consists of Pound Sterling 1,000 divided into 1,000 ordinary shares of Pound Sterling 1 each, of which 200 shares are issued and fully paid. All of the Company's issued share capital is held by the Selling Shareholder.

                (b) The Shares are the entire issued share capital of the Company are fully paid and have been issued in accordance with the Companies Act 1985 and the Articles of Association of the Company; and are not subject to preemptive rights created by statute, the Articles of Association of the Company or any agreement to which the Selling Shareholder or the Company are a party or by which either of them is bound.

                (c) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement regarding its capital stock.

        4.3 Subsidiaries. Paragraph 4.3 of the Disclosure Letter sets forth all of the Company's subsidiaries, partnerships, joint ventures and other entities in which the Company has an equity interest (individually, a "SUBSIDIARY" and collectively, the "SUBSIDIARIES"), the authorised and issued share capital of each Subsidiary and the number of shares of each Subsidiary owned by the Company. On the Closing Date, the Company will be the sole shareholder of each Subsidiary. Other than the Subsidiaries listed on Schedule 4.3 of the Disclosure Letter, the Company does not own and has not owned any interest, beneficially or of record, in any corporation, partnership, joint venture or other entity or organization, whether incorporated or unincorporated.

        4.4 Authority. The Company and the Selling Shareholder have all requisite power and authority to enter into this Agreement and the Related Agreements (collectively, the "TRANSACTION AGREEMENTS"), as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company. The Company's Board of Directors and the Selling Shareholder have duly approved the Transaction Agreements, as applicable. This Agreement has been duly executed and delivered, and the other Transaction Agreements, when delivered, will have been duly executed and delivered by the Company and the Selling Shareholder, as applicable, and constitute the valid and binding obligation of the Company and the Selling Shareholder, as applicable, enforceable in accordance with their terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by the Company does not, and, as of the Closing Date will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a "CONFLICT") under: (i) any provision of the Articles of Association of the Company, as amended; and (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or Commission ("GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Company (so as not to create or cause any Conflict), is required by or with respect to the Company in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated hereby, except for such filings as will have been made as of the Closing Date.

        4.5 Company Financial Statements. Schedule 4.5 of the Disclosure Letter includes the Company's audited consolidated financial statements (balance sheets, income statements and statements of cash flows) as of and for the financial year ended 31st July, 1999 (the "7/31 STATEMENTS") and the Company's unaudited consolidated financial statements (balance sheets, income statement and statement of cash flow) as of and for the one month ended 31st August, 1999 (the "8/31 Statements" and collectively with the 7/31 Statements, the "FINANCIAL STATEMENTS"). The 7/31 Statements were prepared in accordance with accounting practices generally accepted in the United Kingdom at the time they were audited and show a true and fair view of the state of affairs of the Company as at the Accounts Date are complete and correct and have been prepared in accordance with UK GAAP applied on a basis consistent throughout the period indicated and are consistent with each other. The 8/31 Statements and are subject to normal year-end adjustment, present fairly the financial condition and operating results of the Company as of the date and during the period indicated therein. The 8/31 Statements are true, complete and correct in all material respects and have been prepared in a manner not inconsistent with UK GAAP and utilizing the same accounting principles as were applied in the preparation of the 7/31 Statements. The audited balance sheet of the Company as of 31st July, 1999 is hereinafter referred to as the "AUDITED BALANCE SHEET." The unaudited balance sheet of the Company as of July 31, 1999 is hereinafter referred to as the "UNAUDITED BALANCE SHEET."

        4.6 No Undisclosed Liabilities.

                (a) Except for obligations incurred in the ordinary course of business which are not material and not required under UK GAAP to be set forth or reflected on a balance sheet or the notes thereto, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, (i) has not been reflected in the Unaudited Balance Sheet, or (ii) has not been specifically described in this Agreement or in the Disclosure Letter and specifically identified herein or therein as not being included in the Unaudited Balance Sheet, or (iii) has not arisen in the ordinary course of the Company's business since the date of the Unaudited Balance Sheet.

                (b) The Company's Financial Statements reflect appropriate reserves for all material amounts to be paid to all grantors and/or producers all amounts payable under all contracts with such grantors and/or producers in compliance with the provision in the respective contracts. The Company will not lose any rights to any Films or suffer any damages as a result of the failure to timely issue any producer's report.

        4.7 Deferred Compensation. Paragraph 4.7 of the Disclosure Letter lists the names of Company employees, directors and consultants and the amount of money each is entitled to receive from the Company as of the Closing Date as a result of deferred compensation, bonuses, profit participation by employees of the Company or Company expenses payable to the employee, director or consultant. Other than the names and amounts listed in Paragraph 4.7 of the Disclosure Letter, no other compensation is owed by the Company to the employees, directors or consultants of the Company other than ordinary payroll payable by the Company at the end of each pay period.

        4.8 No Changes. Except as disclosed on Paragraph 4.8 of the Disclosure Letter, since 31st July, 1999, there has not been, occurred or arisen any:

                (a) transaction by the Company except in the ordinary course of business as conducted on that date;

                (b) individual capital expenditure or commitment by the Company exceeding $25,000, it being acknowledged and agreed that the term "capital expenditure" does not include expenditures on Film Assets;

                (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance) which individually exceeds $25,000;

                (d) employment disputes or claim of unfair or wrongful dismissal of which the Company has received written notice or of which the Company's senior management is aware or other unlawful employment practice or action;

                (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                (f) revaluation by the Company of any of its assets other than depreciation as required by UK GAAP and as reflected through July 31, 1999 on the Unaudited Balance Sheet;

                (g) declaration, setting aside or payment of any dividends on or any other distribution (whether in cash, stock or property) in respect of any of the Company's capital stock, or any split, combination or reclassification of any of the Company's capital stock or the issuance or authorization of the issuance of any securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company, or the repurchase, redemption or other acquisition, directly or indirectly, of any shares of the Company's capital stock (or options, warrants, or other rights exercisable therefor);

                (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

                (i) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date;

                (j) material amendment, termination or violation, or any threat thereof, of any distribution agreement, sales agency agreement or any material contract, agreement or license to which the Company is a party or by which it is bound other than amendment or termination by the Company pursuant to the terms thereof in the ordinary course of business;

                (k) loan by the Company to any person or entity, other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices, or incurring by the Company of any indebtedness other than trade debt in the ordinary course of business consistent with past practices, guaranty of the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                (l) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

                (m) issuance or sale by the Company of any shares, or securities exchangeable, convertible or exercisable therefor, or of any other securities;

                (n) transactions by the Company with any of its officers, directors or employees (other than payment of compensation paid in the ordinary course) or with any persons or entities affiliated with any of its officers, directors or employees;

                (o) any notice of the occurrence of any of the things described in the preceding clauses (a) through (n);

                (p) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (n) (other than by negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

        4.9 Tax and Other Returns and Reports.

                (a) The Company has no liability in respect of Taxation (whether actual or contingent) that is not adequately disclosed or provided for in the 7/31 Statements and, in particular, has no outstanding liability for:

                        (i) Taxation in any part of the world assessable or payable by reference to profits, gains, income or distribution earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date, or

                        (ii) for purchase, value added, sales or other similar Tax in any part of the world referable to transactions effected on or before the Accounts Date that is not provided for in full in the 7/31 Statements.

                (b) The amount of the provision for deferred Taxation in respect of the Company contained in the 7/31 Statements was, at the Accounts Date adequate and fully in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by the Company and, in particular, was in accordance with SSAP 15.

                (c) If the 7/31 Statements were to be drawn up at the date of this Agreement and in the light of factors known to the Company or the Selling Shareholder at the date of this Agreement, the provision for deferred Taxation that would be contained in the 7/31 Statements would be no greater than the provision which is so contained.

                (d) Since the Accounts Date:

                        (i) the Company has not declared made or paid any distribution within the meaning of the Taxes Act;

                        (ii) no accounting period of the Company has ended;

                        (iii) there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind) (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

                        (iv) no event has occurred which will give rise to a Tax Liability on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a Tax Liability directly or primarily chargeable against or attributable to another person, firm or company;

                        (v) no disposal has taken place or other event occurred which will or may have the effect of crystallizing a liability to Taxation which should have been included in the provision for deferred Taxation contained in the 7/31 Statements if such disposal or other event had been planned or predicted at the Accounts Date;

                        (vi) the Company has not made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax, or be deductible as a management expense of an investment company;

                        (vii) the Company has not been a party to any transaction for which any Tax clearance provided for by statute has been or could have been obtained;

                        (viii) the Company has not paid or become liable to pay any interest or penalty in connection with any Tax, has otherwise paid any Tax after its due date for payment or owes any Tax the due date for payment of which has passed or will arise in the 30 days after the date of this Agreement.

                (e) The Company has paid all Taxation which has become due for payment by it.

                (f) The Company has properly and punctually made all returns, given all notices, maintained all records and supplied all information in relation to Taxation which it is required to make, give, maintain or supply and all such returns, notices, records and information were complete and accurate.

                (g) There is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Tax Authority regarding liability or potential liability to any Tax recoverable from the Company or regarding the availability of any relief from Tax to the Company. Any past dispute is disclosed in the Disclosure Letter.

                (h) The Company has sufficient records relating to past events to calculate the Tax liability or relief which would arise on any disposal or on the realization of any asset owned at the Accounts Date by the Company since that date but before Completion.

                (i) The Company has duly submitted all claims, notices and disclaimers which have been assumed to have been made for the purposes of the 7/31 Statements.

                (j) The amount of Tax chargeable on the Company during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

                (k) The Company has not received any notice from any Tax Authority which required or will or may require it to withhold Tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement and the Company has complied with all its obligations to deduct taxation from payments made by it and to account for such Taxation to any Tax Authority.

                (l) The Company has complied with all its obligations in relation to national insurance contributions, the PAYE system and the reporting of benefits provided to employees and former employees.

                (m) All documents which are necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company may be interested and which, in the UK or elsewhere, either attract stamp duty or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate Tax Authority have been properly stamped and no such document which is outside the UK would attract stamp duty if it were brought into the UK. The Company has duly complied with all its obligations under Part IV of the Finance Act 1986 (stamp duty reserve tax) and with all regulations made thereunder and any comparable provisions in any other jurisdiction and neither the Company nor a nominee of the Company is a party to any agreement which falls within section 87(1) and in relation to which the conditions referred to in section 87(2) have not been fulfilled. If there is any breach of the warranties in this clause 33 then the amount recoverable by the Purchaser from the Vendor for the said breach shall be equal to any unpaid stamp duty or stamp duty reserve tax or comparable duty or tax in any other jurisdiction together with any fines, penalties or interest in respect thereof.

                (n) The Company is registered for the purposes of the VATA and has made, given, obtained and kept full, complete, correct and up-to-date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by the Commissioners of Customs & Excise to give security under paragraph 4 of
Schedule 11 to the VATA.

                (o) The Company has never been treated as a member of a group under Section 43 of the VATA and no application has ever been made for the Company so to be treated.

                (p) The Company has not within the 12 months ending on the Accounts Date been in default in respect of the prescribed accounting period as mentioned in Section 59(1) VATA.

                (q) Full details of any claim for bad debt relief under Section 36 of the VATA made by the Company have been disclosed in writing to the Purchaser.

                (r) The Company has not made exempt supplies of such amount that it is unable to obtain full credit for input tax paid or suffered by it.

                (s) The Company does not own any assets to which Part XV Value Added Tax Regulations 1995 applies.

                (t) Neither the Company nor any body corporate in relation to which the Company is a "relevant associate" (as defined in paragraph 3 Schedule 10 VATA) has made any election under paragraph 2 Schedule 10 VATA (buildings and land - election to waive exemption) in relation to any interest in or right over land or any licence to occupy land of the Company and the Company does not own the fee simple in any building or work such as is referred to in item 1(a) Group 1 Schedule 9 VATA.

                (u) No interest in or right over land or any licence to occupy land of the Company constitutes or is subject to a developmental tenancy, developmental lease or development licence such as is referred to in item 1 (b) Group 1 Schedule 9 VATA.

                (v) The Company is not bound and has not agreed to become bound by any contract, lease, tenancy or licence under the terms of which, or in respect of which by virtue of section 89 VATA the Company is or could become liable to pay any increased consideration as a result of the making the future of an election under paragraph 2 Schedule 10 VATA (election to waive exemption).

                (w) There are no circumstances by reason of which the Company is or could become liable to account for value added tax under paragraphs 5 and 6
Schedule 10 VATA (developers) or under the Value Added Tax (Self- Supply of Constructions Services) Order 1989.

                (x) All Value Added Tax, import duty and other Taxes or charges payable to H.M. Customs & Excise in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.

                (y) On a disposal of all its assets by the Company for:

                        (i) in the case of each asset owned by the Company at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the 7/31 Statements; or

                        (ii) in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition then either:

                                (A) in respect of any asset falling within
(y)(i) above, the liability to Tax (if any) which would be incurred by the Company in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the 7/31 Statements; or

                                (B) in respect of any asset within (y)(ii)
above, no liability to Tax would be incurred by the Company in respect of that asset.

                (z) Full particulars of each claim under Section 247, 152, 153 or 175 of the TCGA made prior to the date of this Agreement to which Section 154 of the TCGA applies and which affects any asset which was owned by the Company or the Company on or after the Accounts Date (except where the held over gain is treated as having accrued prior to the Accounts Date) have been disclosed in writing to the Purchaser.

                (aa) Since 6th April 1964 The Company has not made any repayment of share capital to which Section 210(1) of the Taxes Act applies or issued any share capital as paid up otherwise than by the receipt of new consideration within the meaning of Part VI of the Taxes Act.

                (bb) The Company has not made any transfer to which the provisions of section 125 TCGA apply.

                (cc) The Company has no outstanding loan to which the provisions of Section 419 of the Taxes Act would apply (loans to participators etc.) or incurred any such expense as is referred to in section 418 of the Taxes Act.

                (dd) The Company has not made a transfer of value within section 94 Inheritance Tax Act 1984.

                (ee) The Company is not under any obligation to make any future payment which will be prevented (whether on the grounds of being a distribution, or for any other reason) from being deductible for corporation tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income, by reason of any statutory provision, other than Section 74(f) of the Taxes Act (capital).

                (ff) The Company has not acquired any asset from any other company which was, at the time of the acquisition, a member of the same group of companies as the Company for the purposes of any Tax within the last six years.

                (gg) The United Kingdom is the only country whose Tax Authorities seek to charge Tax on the worldwide profits or gains of the Company and the Company has never paid Tax on income profits or gains to any Tax Authority in any other country.

                (hh) The Company has not without the prior consent of HM Treasury caused, permitted or entered into any transaction specified in section 765 Taxes Act (migration of companies) or agreed to do so nor has it failed to give proper notice to the Inland Revenue as required by Section 765A(2) Taxes Act.

                (ii) The Company is not and has never been a member of a group of companies or a consortium or associated with any other company for any Taxation purpose and the Company is not under any liability to Taxation, contingent or otherwise, in respect of any other company which at any time has been a member of the same group or consortium as the Company or is an associated company of the Company for any Taxation purpose.

                (jj) The Company has not been concerned in an exempt distribution (as defined in Section 214(4) of the Taxes Act).

                (kk) The Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for an asset of any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or service.

                (ll) The Company has not at any time entered into or been a party to a transaction or series of transactions either:-

                        (i) containing steps inserted without any commercial or business purpose apart from the reduction, avoidance or deferral of a Tax liability;

                        (ii) being transactions to which any of the following provisions could apply: Taxes Act sections 703, 729, 730, 739, 770, 774, 776, 779, 780, 781 or 786 or sections 132 - 139 inclusive TCGA, without, in the appropriate cases, having received clearance in respect thereof from the Inland Revenue and all transactions for which such clearances were obtained have been carried out in accordance with the terms of the clearances given and the applications made for them.

                (mm) The Company has never been requested to furnish information pursuant to notices under sections 745 or 778 of the Taxes Act.

                (nn) The Company will not have any Tax Liability in respect of:

                        (i) any event occurring after Completion in pursuance of a legally binding obligation or arrangement (whether conditional or not) entered into on or before Completion, otherwise than in the ordinary course of business of the Company;

                        (ii) any event occurring before Completion outside the ordinary course of business of the Company as carried on at any time before Completion and which forms part of a combination of events which include any event occurring after Completion which is inside the ordinary course of business of the Company.

        4.10 Restrictions on Business Activities. Other than Film financing agreements entered into in the ordinary course of business and except as provided in Paragraph 4.10 of the Disclosure Letter, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company.

        4.11 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment and Inventory.

                (a) The Real Property comprises all real property currently owned or leased by the Company (collectively, the "REAL PROPERTY"), and the details in Schedule F set out, in respect of leased property, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, including the Film Assets, as defined below in Section 4.12(a), free and clear of any Liens (as defined in Section 4.9(b)(vii)), except
(i) as reflected in the Company Financial Statements, (ii) for liens for taxes not yet due and payable, (iii) for such imperfections of title, for encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby, (iv) for Liens on any asset of the Company, including the Film Assets, as set forth on Paragraph 4.11 of the Disclosure Letter, (v) liens in favor of production lenders, completion guarantors, distributors, guilds and laboratories entered into in the ordinary course of business and (vi) liens on Films for which the Company has entered into sales agency relationships.

                (c) Paragraph 4.11 of the Disclosure Letter sets forth a list of each laboratory ("LABORATORY") where all film negatives, prints, pre-print and/or soundtrack materials and other tangible Film Assets (the "PHYSICAL PROPERTIES") are located. The Company has access to all of the Physical Properties used in the business of the Company as currently conducted. The Company is not in material violation of any agreement with any Laboratory ("LABORATORY AGREEMENT") which would prevent the Company from obtaining access to any of the Physical Properties. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby (i) will not cause the Company to be in material violation or default under any Laboratory Agreement, (ii) entitle any Laboratory to terminate or modify any Laboratory Agreement or (iii) prevent Purchaser from access to the Physical Properties after consummation of the transactions contemplated hereby.

        4.12 Intellectual Property; Film Assets.

                (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use all intangible Film Assets, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, (the "COMPANY INTELLECTUAL PROPERTY RIGHTS").

                (b) With respect to the Film Assets, Paragraph 4.12 of the Disclosure Letter sets forth:

                        (i) all Films which have been produced or are in production in which the Company has an ownership interest (the "PRODUCED FILMS");

                        (ii) all Films currently in development in which the Company has an ownership interest (the "FILMS IN DEVELOPMENT"); and

                        (iii) all Films with respect to which the Company has entered into sales and licensing agency agreements (the "AGENCY FILMS") and together with the Produced Films, the Films in Development and the Agency Films collectively, the "DANDELION FILMS").

The Dandelion Films constitute all of the Film Assets of the Company. Except for the Liens set forth on Paragraph 4.12 of the Disclosure Letter, no Liens exist on any of the Film Assets.

                (c) Paragraph 4.12 of the Disclosure Letter sets forth a complete list of all registered copyrights, and any applications therefor in respect of any of the foregoing, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. The Company owns no patents, trademarks or service marks, nor has the Company licensed or sublicensed any patents, trademarks or service marks. No claims with respect to the Company Intellectual Property Rights have been asserted against the Company, nor to the knowledge of the Selling Shareholder are threatened against the Company or have been asserted or threatened against a third party, nor is the Company aware, except as disclosed on Schedule 4.16, of any reasonable basis for any claims (i) against the use by the Company of any distribution rights, trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted; or (ii) challenging the validity, effectiveness, or ownership by the Company of any of the Company Intellectual Property Rights. All registered patents, trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Selling Shareholder, there is no unauthorized use, infringement or misappropriation by any third party, including any employee or former employee of the Company, of any of the Company Intellectual Property Rights owned by the Company other than the unauthorized duplication and distribution by third parties of the Company's Films from time to time in certain territories. No Company Intellectual Property Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market other than the Company's distribution agreements and acquisition agreements, as set forth in Section 4.13 of the Disclosure Letter. The Company has no outstanding or future financial commitments or obligations in respect of Produced Films.

        4.13 Agreements, Contracts and Commitments. Except as set forth in Paragraph 4.13 of the Disclosure Letter, the Company does not have continuing obligations under, is not a party to nor is it bound by:

                (a) any collective bargaining agreements;

                (b) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations, other than as contemplated herein;

                (c) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

                (d) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

                (e) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except as provided herein;

                (f) any fidelity or surety bond;

                (g) any lease of personal property having annual lease payments individually in excess of $25,000;

                (h) any agreement of indemnification or guaranty other than in the ordinary course of business;

                (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

                (j) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000;

                (k) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(viii) hereof.

                (m) any purchase order or contract for the purchase of raw materials involving $25,000 or more;

                (n) any construction contracts;

                (o) any agreement, contract or commitment with any party which, during the last two fiscal years of the Company, accounted for, or is expected to account during the Company's current fiscal year, for more than 5% of the Company's revenue or trade payables;

                (p) any agreement for the acquisition of any sales agency or distribution rights by the Company to any motion picture;

                (q) any agreement for the granting of any distribution right by the Company to any other party.

        The Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of (i) any agreement, contract or commitment set forth in Paragraph 4.13 of the Disclosure Letter, or (ii) any other material agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment, a "CONTRACT"). Each Contract is in full force and effect and, except as otherwise disclosed in Paragraph 4.13 of the Disclosure Letter, is not subject to any default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required in connection with the transactions contemplated by this Agreement, or as are required or advisable in order to remain in effect without modification after the transactions contemplated by this Agreement. Each Contract requiring any consent, waiver or third-party approval as a result of the transaction contemplated by this Agreement is disclosed in Paragraph 4.13 of the Disclosure Letter. Neither the execution of this Agreement nor consummation of the transactions contemplated hereby will cause any default or breach under any Contract, including without limitation any key man clause in any Contract, or the acceleration of any payment obligation of the Company.

        4.14 Interested Party Transactions. Except as set forth in Paragraph
4.14 of the Disclosure Letter, no officer, director or, to Selling Shareholder's knowledge, employee or stockholder (nor to Selling Shareholder's knowledge, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products to the Company, or (ii) any interest in any entity that purchases any goods or services from the

Company, or (iii) a beneficial interest in any contract or agreement set forth in Paragraph 4.14 of the Disclosure Letter.

        4.15 Governmental Authorization. Paragraph 4.15 of the Disclosure Letter accurately lists each material consent, license, grant or other authorization issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

        4.16 Litigation. Other than as set forth in the Financial Statements or on Paragraph 4.16 of the Disclosure Letter, there is no action, suit, claim or proceeding of any nature pending, or to Selling Shareholder's knowledge, threatened against the Company, its properties or any of its officers or directors, in their capacities as agents of the Company. There is no investigation pending or, to Selling Shareholder's knowledge, threatened against the Company, its properties or any of its officers or directors, in their capacities as agents of the Company by or before any governmental entity. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

        4.17 Accounts Receivable; Inventory.

                (a) Set forth in Paragraph 4.17 of the Disclosure Letter is a list of all accounts receivable of the Company reflected on the Unaudited Balance Sheet ("ACCOUNTS RECEIVABLE").

                (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with UK GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Unaudited Balance Sheet. No person has any Lien on any of such Accounts Receivable, and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

        4.18 Minute Books. The minute books of the Company and the Subsidiaries, made available to counsel for Purchaser, are the only minute books of the Company and contain an accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

        4.19 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        4.20 Employee Benefit Plans and Compensation.

                (a) Schedule. Paragraph 4.20 of the Disclosure Letter contains an accurate and complete list of (i) each Employee of the Company and each Employee's salary as of July 31, 1999, and (ii) each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                (b) Documents. The Company has provided to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used therewith; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; and (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

                (c) Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations;
(ii) there are no actions, suits or claims pending, or, to the knowledge of the Selling Shareholder, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company, Purchaser or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event).

                (d) Pension Plans. The Company is not paying nor is it under any liability (actual or contingent) to pay or secure (other than by payment of employers' contributions under national insurance or social security legislation) any pension or other benefit on retirement death or disability or on the attainment of a specified age or on the completion of a specified number of years' service.

                (e) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                (f) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                (g) Employment Matters. The Company (i) is in compliance in all material respects with all applicable foreign, federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                (h) Employment Disputes. No work stoppage or strike against the Company is pending or, to the best knowledge of the Selling Shareholder, threatened. The Company is not involved in or, to the knowledge of the Selling Shareholder, threatened with, any employment dispute, grievance, or litigation relating to employment, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair employment practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair employment practices which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        4.21 Insurance. Paragraph 4.21 of the Disclosure Letter lists all insurance policies and fidelity bonds, if any, covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds. The Selling Shareholder has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        4.22 Permits. The Company has all material permits (including without limitation those relating to the occupancy or use of real property) that are required for the Company to conduct its business as presently conducted and as currently proposed to be conducted, except for those the absence of which would not have a Material Adverse Effect. Each such permit is in full force and effect and, to the best knowledge of the Selling Shareholder, no suspension or cancellation of such permit is threatened, and the Selling Shareholder is not aware of any basis for believing that such permit will not be renewable upon expiration.

        4.23 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

        4.24 Complete Copies of Materials. Each document (or summary of same) that has been provided by the Company in response to a request by Purchaser or its counsel is true and complete provided that if any such copy is of an unsigned document, then either such document has nevertheless been duly executed by the relevant parties thereto or the parties thereto have entered into a course of conduct so that the terms of such document constitute the terms of the agreement in operation between the parties.

        4.25 Consents. There are no consents, waivers, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentability, agency or commission ("GOVERNMENTAL ENTITY") required by or with respect to the Company in connection with the execution and delivery of this Agreement and Related Agreements or the consummation of the transactions contemplated hereby and thereby, or in order to avoid the creation of a Conflict except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable securities laws.

        4.26 Distribution of Pictures

                (a) Paragraph 4.26 of the Disclosure Letter sets forth all of the Film titles to which the Company has distribution rights.

                (b) As required by Section 4.13(e) above, Paragraph 4.26 of the Disclosure Letter lists all of the agreements pursuant to which the Company has granted distribution rights to certain Films (such agreements, the "DISTRIBUTION AGREEMENTS") as of the Closing Date. Paragraph 4.26 of the Disclosure Letter also sets forth the name of the party receiving the distribution rights, the territory for which such rights were granted, the title of the Films for which distribution rights are received, and the commitment and termination dates of such agreements.

        4.27 Film Production. Paragraph 4.27 of the Disclosure Letter sets forth
(a) all of the Films for which the Company participated in the production financing (the "PRODUCED FILMS"), (b) whether or not such Produced Films have been completed and delivered for distribution, (c) the names of the entities providing financing for the Produced Films (the "LENDERS") and (d) whether any obligation remains outstanding and unpaid to any of the Lenders. The Lenders have prepared, delivered and filed, or promptly after the execution of this Agreement shall prepare, deliver and file, any and all papers, reports and termination statements required to evidence release of any interest any Lender may have in any of the Films for which no obligation remains outstanding and unpaid.

        4.28 Real Property

                (a) Short particulars of the Real Property are correctly set out in Schedule F and the Real Property comprises all the lands and buildings owned, used or occupied by the Company and, in this Section 4.28, the expression "the Real Property" shall include where the context so admits the individual Real Property comprising the same and subject to the rights of prior mortgagees the Company has in its possession or control all the deeds and documents duly executed, stamped and registered to show a good and marketable title to the Real Property.

                (b) The Company has (and will at Completion have) a good and marketable title to the Real Property.

                (c) Save in respect of the charges in favour of Barclays Bank plc and the lease in favour of Leisureview Limited ("the Lease") each of which is referred to in the Disclosure Letter the Real Property is free from mortgages, charges (fixed or floating), liens, encumbrances and third party rights of any kind whatsoever and are not subject to any outgoings other than uniform business rates and leasehold rent and services charges.

                (d) There are no matters or things which prejudicially or adversely affect the Real Property for the purposes of the Company's business or the existing use of the Real Property or which may subject the owner or occupier of the Real Property to any charge or liability or which may cast any doubt on the said title of the Company or which should be revealed to a buyer for value.

                (e) Save in respect of the Lease the Company is entitled to and has full vacant possession of the Real Property and the Company is in physical possession and actual occupation of the whole of the Real Property on an exclusive basis.

                (f) All agreements, obligations, restrictions, covenants, conditions, statutes, bye-laws and regulations affecting the Real Property or their use or the owner or occupier of the Real Property have been observed and performed and all outgoings of whatsoever nature in respect of the Real Property have been paid to date.

                (g) All licences affecting the Real Property for the purposes of the Company's business and the existing use are in full force and effect and are not personal or limited in time and there are no circumstances which could cause the same to be revoked or not renewed.

                (h) There are no outstanding notices, complaints or disputes with any person or authority (including neighbouring owners or occupiers).

                (i) There are no works being carried on or outstanding in respect of the Real Property.

                (j) There are no contingent liabilities on the part of the Company including liabilities by privity of contract whether as tenant or surety in respect of Real Property which have been disposed of.

                (k) The current actual use of the Real Property is the lawful permitted use and is not subject to any restrictions or conditions and the Real Property comply (as to buildings and use) with the Town and Country Planning legislation and the requirements and recommendations of the insurers and all applicable statutory and bye-law requirements including fire precautions, public health and health and safety at work and each of the Real Property has a current fire certificate.

                (l) There are no outstanding or anticipated complaints, proposals, schemes, resolutions, notices, orders, requirements or recommendations of any local county or other authority affecting the Real Property or their use or the owner or occupier of the Real Property and there are no pending applications (including applications for planning and building regulation consent) in respect of the Real Property.

                (m) No agreement has been entered into with any planning authority, statutory undertaking or other public body or authority regulating the Real Property including its use or development.

                (n) The means of access to and egress from the Real Property is over roads which have been taken over by the local authority and are maintainable at public expense.

                (o) The Real Property enjoy mains water, gas, electricity and telephone and they drain into a public sewer and all pipes and other conducting media serving the Real Property connect directly to the mains without passing through land in the possession or occupation of a third party and all the services are in good and proper working order.

                (p) The Real Property is in good and substantial repair, condition and decorative order and do not contain high alumina cement, calcium chloride, wood wool slaps, asbestos, calcium silicate bricks or tiles, sea aggregates, urea formaldehyde, crocodilite or other deleterious substances and have not been affected by flooding, subsidence, structural, building or drainage defects, rising or penetrating damp, woodworm, dry or other rot or other infestation and have been soundly constructed in accordance with good and proper building practice and are fit for the purpose for which each is used. There are no obligations on the Company to remedy any latent or inherent defects.

                (q) The Company does not anticipate that any substantial expenditure will be required in respect of the Real Property within the next three (3) years.

                (r) All rents, licence fees, service charges and payments due from the Company in respect of the Real Property have been paid to date and the Real Property is not subject to any commutation or agreement for the commutation of rent or payment of rent in advance of the due dates of payment of such rent.

                (s) There are no outstanding or anticipated monetary claims or liabilities, contingent or otherwise, in respect of the Real Property including compensation for disturbance or improvements in respect of any past or present tenancy and there are no obligations to reinstate any of the leasehold Real Property by removal or dismantling of any alterations.

                (t) There are no circumstances which would entitle a lessor or any other person to exercise any right of re-entry or taking possession of the Real Property or which would otherwise restrict or terminate the continued possession and occupation of any part of the Real Property.

        4.29 Representations Complete. None of the representations or warranties made by the Company or the Selling Shareholder (as modified by the Disclosure Letter), nor any statement made in any Schedule or certificate furnished by the Company or of the Selling Shareholder pursuant to this Agreement or in the disclosures made by the Disclosure Letter, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PURCHASE ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to the Company and the Selling Shareholder as follows:

        5.1 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of California. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

        5.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        5.3 Capital Structure.

                (a) As of 30th September 1999, the authorized capital stock of Purchaser consisted of 40,000,000 shares of common stock, of which 5,897,959 shares of common stock were issued and outstanding as at that date. All such issued and outstanding shares have been duly authorized, validly issued and are fully paid and non-assessable.

                (b) The shares of Purchaser Capital Stock to be issued pursuant to the terms of this Agreement will, when so issued, be duly authorized, validly issued, fully paid, non-assessable.

        5.4 No Conflict. The execution and delivery of this Agreement and any Related Agreements by Purchaser do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Amendment and Bylaws of the Purchaser, (ii) any material mortgage, indenture, or lease to which Purchaser or any of its properties or assets are subject, (iii) any material permit, concession, franchise, or license to which Purchaser or any of its properties or assets are subject, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets.

        5.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Purchaser, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and any Related Agreements or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable securities laws and the requirements of the NASD.

        5.7 Ongoing Filing Requirements. Purchasers shall file any documents required to be filed when and as required by said Securities Exchange Act and the rules and regulations promulgated thereunder.

        5.8 Brokers' and Finders' Fees. The Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE VI

                        CONDUCT PRIOR TO THE CLOSING DATE

        6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, both the Company and the Selling Shareholder agree (except to the extent that Purchaser shall otherwise consent in writing) to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the Company's debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Closing Date. The Company shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of the Company and of any material event involving the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Purchaser:

                (a) Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in
Section 4.8 hereof;

                (b) Transfer to any person or entity any rights to the Company Intellectual Property;

                (c) Except in the ordinary course of business, enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect of the Company's Film Assets;

                (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Disclosure Letter;

                (e) Commence any litigation;

                (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

                (g) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

                (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices;

                (k) Except for borrowings consistent with past practices, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                (l) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement, except in the ordinary course of business and consistent with past practices.

                (m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                (n) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except in connection with annual pay adjustment consistent with past practices which increases in the aggregate have been approved by Purchaser in writing and which for the Shareholder has been approved by Purchaser in writing;

                (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                (p) Pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

                (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                (r) Enter into any strategic alliance or joint marketing arrangement or agreement; or

                (s) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (r) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        6.2 No Solicitation. Until the earlier of the Closing Date or the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, neither the Company nor the Selling Shareholder will (nor will the Company or the Selling Shareholder permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, (b) provide information with respect to the Company to any person, other than Purchaser, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, (c) enter into an agreement with any person, other than Purchaser, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any person, other than by Purchaser.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

        7.1 Non-Competition and Employment Agreements. At or before the Closing, Noel Cronin and the Company will enter into the Cronin Employment Agreement in the form attached hereto as Schedule B-1 and John Clutton and the Company will enter into the Clutton Employment Agreement in the form attached hereto as Schedule B-2.

        7.2 Legal Requirements. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by the Transaction Agreements for the purpose of securing to the parties hereto the benefits contemplated by the Transaction Agreements.

        7.3 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        7.4 Board of Directors and Officers of the Company. Effective as of the Closing Date:

                (a) The Company's Board of Directors shall consist of Mr. Drew Levin, Mr. Jonathan Shapiro, Mr. Tim Hill and Mr. N Cronin.

                (b) The company secretary of the Company shall be Mr. Noel Cronin, (although the secretary may be replaced as the holder of such office at a later date).

                (c) The Company shall cause, as soon as practicable after the Closing, all of its Subsidiaries to change their respective Boards of Directors and officers in a manner parallel with the foregoing.

        7.5 Expenses. All fees and expenses incurred in connection with the transaction contemplated in any of the Transaction Agreements including, without limitation, all legal, accounting, financial advisory, consulting and all other transaction fees and expenses ("TRANSACTION EXPENSES") incurred by the Selling Shareholder, the Company or Purchaser in connection with the negotiation and closing of the Transaction Agreements, shall be the obligation of (i) the Selling Shareholder, with respect to the Transaction Expenses incurred by the Company or the Selling Shareholders and (ii) the Purchaser, with respect to the Transaction Expenses incurred by the Purchaser.

        7.6 Release of Claims. The Selling Shareholder agrees that the consideration to be received by Selling Shareholder pursuant to this Agreement will on the Closing Date represent settlement in full of all outstanding obligations owed to Selling Shareholder by the Company or Purchaser, except those obligations pursuant to the terms set forth in Article VIII hereof, the Cash Escrow Agreement and the Indemnification Escrow Agreement, including without limitation any obligations to Selling Shareholder pursuant to Selling Shareholder's (or any officer, agent or trustee of the Selling Shareholder) role as an officer or director of the Company, as applicable.

        7.7 Post-Closing Operations and Business Plan. Promptly after Closing, Noel Cronin, on behalf of the Company, and the Chairman and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Purchaser, shall meet to formulate an operations and business plan (the "BUSINESS PLAN") which shall, among other things, set forth the principles, policies and procedures by which Mr. Cronin shall operate the Company. The Business Plan shall be presented to the Board of Directors of the Purchaser as soon as practicable and shall be subject to its approval. The parties hereby agree that the Company's operating budget and all other material financial and business decisions not pre-approved in the Business Plan shall be subject to Purchaser's normal and customary reasonable corporate approvals. The Purchaser and the Company acknowledge that they intend for Mr. Cronin to assist in developing Purchaser's overall business plan, including branding strategy, target clientele and introduction of products in various formats.

        7.8 Integration of Business. The Company hereby acknowledges that the Purchaser is subject to public reporting requirements in the United States of America, and therefore the Company will be subject to internal control, audit and corporate governance procedures generally required by publicly-traded corporations, as reasonably determined by Purchaser in its sole discretion.

        7.9 Name Change. The Selling Shareholder shall procure that on Completion the name of the Company shall be changed to Team Dandelion Limited and shall ensure that all business activity of the

Company is conducted under the name Team Dandelion or Team Dandelion Limited as soon as practicable, and in any event, no later than within six months from the Closing Date.

        7.10 Company Key Employees. As soon as practicable, Purchaser shall identify the employees of the Company who are key to the Company's business and operations (the "KEY EMPLOYEES"), and offer such Key Employees continued employment with the Company following the Closing.

        7.11 Tax Covenant. The Tax Covenant shall come into full force and effect upon Closing.

                                  ARTICLE VIII

                      CONDITIONS TO THE SALE OF THE SHARES

        8.1 Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by the Transaction Agreements shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transaction contemplated hereby, which makes the consummation of such sales illegal.

                (b) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Selling Shareholder, Purchaser or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the transactions contemplated by the terms of this Agreement.

                (c) Government Approvals. Company and the Selling Shareholder shall have obtained all other consents and approvals required from governmental authorities for the consummation of the transactions contemplated by this Agreement.

                (d) Related Agreements. Each of the appropriate parties shall have executed the Related Agreements.

        8.2 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

                (a) Representations, Warranties, and Covenants. The representations and warranties of the Company and the Selling Shareholder in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and the Company and the Selling Shareholder shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing Date.

                (b) Third Party Consents. Any and all material consents, waivers, and approvals listed in the Disclosure Letter shall have been obtained.

                (c) Related Agreements. Each of the parties to each of the Related Agreements shall have executed and delivered such and each Related Agreement shall be in full force and effect.

                (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued), financial condition or prospects of the Company since 31st July, 1999.

                (e) Certificate of the Company and the Selling Shareholder. Purchaser shall have been provided with a certificate executed by the Selling Shareholder and executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Closing Date:

                        (i) all representations and warranties made by the Company and the Selling Shareholder in this Agreement are true and correct in all material respects on and as of the Closing Date as though made on and as of such date; and

                        (ii) all covenants and obligations of this Agreement to be performed by the Company on or before such date have been so performed in all material respects.

                        (iii) the provisions set forth in Section 8.2(b) and (e) have been satisfied.

                (f) Due Diligence Investigation. Purchaser shall have completed its due diligence investigation of the Company to Purchaser's satisfaction in its unfettered discretion, including, but not limited to, a review and evaluation of the businesses and finances of the Company and the Subsidiaries to determine the accuracy of the Financial Statements.

                (g) Necessary Approvals. Purchaser shall have received all requisite board, shareholder and creditor approvals of the transaction contemplated by this Agreement including (without limitation) the consent of Barclays Bank plc to the transfer of the Transferred Assets and confirmation that the facilities will remain unaffected by closing.

                (h) Audited Accounts. The 7/31 Statements shall have been audited and a copy delivered to Purchaser.

        8.3 Additional Conditions to Obligations of Company and the Selling Shareholder. The obligations of the Company and the Selling Shareholder to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company and the Selling Shareholder:

                (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time, and Purchaser shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing Date.

                (b) Certificate of the Purchaser. Company and the Selling Shareholder shall have been provided with a certificate executed on behalf of the Purchaser by an authorized officer to the effect that, as of the Closing
Date:

                        (i) all representations and warranties made by the Purchaser in this Agreement are true and correct in all material respects on and as of the Closing Date as though made on and as of such date; and;

                        (ii) all covenants and obligations of this Agreement to be performed by the Purchaser on or before such date have been so performed in all material respects.

        8.4 Each of the parties shall use his or its best endeavours to procure that the conditions (which in the case of each of them is within his or its control or expressed to be his or its responsibility) in Sections 8.1, 8.2 and
8.3 shall be satisfied as soon as reasonably practicable after the date hereof and in any event within twenty-one (21) days failing which this Agreement shall terminate and be of no further force or effect and no party shall have any liability to any other save in respect of any breach of this Section 8.4.

                                   ARTICLE IX

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

        9.1 Indemnification.

                (a) If the Closing has occurred, subject to the terms and conditions of this Article IX, but notwithstanding anything to the contrary contained herein, the Selling Shareholder shall indemnify the Purchaser, and its respective officers, directors, agents and representatives (collectively, the "INDEMNITEES"), from and in respect of, and hold the Indemnitees harmless against, any and all damages, fines, penalties, losses, liabilities, judgments, deficiencies and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expense of attorneys and accountants and other expenses of litigation), offset or reduced by the amount of any insurance proceeds received by Purchaser in respect of any of the foregoing without the insurer becoming subrogated to the indemnities clause against the Purchaser hereunder, incurred or suffered by any of the Indemnitees ("DAMAGES") resulting from, relating to or in connection with
(i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Selling Shareholder contained in this Agreement (disregarding, for purposes of determining the existence of a misrepresentation or breach of warranty under this Section 9.1(a), any requirement in a representation or warranty that an event or fact be material or meet a certain minimum dollar threshold or have a Material Adverse Effect, in order for such event or fact to constitute a misrepresentation or breach of warranty) (ii) the transfer by the Company of the Transferred Assets, and (iii) the repayment of Pound Sterling 100,000 made by the Company to the Selling Shareholder and the repayment of Pound Sterling 50,000 made by the Company to the executive pension scheme referred to in the Disclosure Letter, the bonuses totalling Pound Sterling 150,000 payable to Mr Clutton.

                (b) To secure the indemnification obligations of the Selling Shareholder to the Indemnitees, the Team Shares will be deposited into the Indemnification Escrow Account with the Escrow Agent in accordance with Section 3.3(a)(vi) hereof and the Indemnification Escrow Agreement. Indemnitees' Damages shall be limited as set forth in Section 9.5.

                (c) The Selling Shareholder acknowledges that its indemnification obligations hereunder are solely in its capacity as a former shareholder of the Company, and, accordingly, the indemnification obligations in this Article IX shall not entitle any current or former officer, director or employee of the Company to any indemnification from the Company pursuant to its Articles of Association, or any agreement with the Company (notwithstanding any insurance policy).

        9.2 Method of Asserting Claims.

                (a) Each Indemnitee shall give prompt written notice (the "CLAIM NOTICE") to the Escrow Agent as provided in the Indemnification Escrow Agreement, which agreement shall cover all disbursement of Escrowed Funds (as described therein).

        If the Claimed Amount exceeds the Escrow Amount remaining in escrow ("EXCESS DAMAGES"), then the Selling Shareholder shall be liable for the Excess Damages; provided that in no event shall the sum of the Escrow Amount and the Excess Damages exceed the maximum indemnity set forth in Section 9.5. Payment of Excess Damages shall be made (i) to the extent the Claim is not contested, then within thirty days after delivery of the Claim Notice, (ii) to the extent the Claim is contested or if the Claimed Amount is not yet fixed, then within ten days after the amount of the Claim is determined by the procedures set forth in
Section 9.2(c) below or, if a Third Party Claim, pursuant to Section 9.3. Payment of Excess Damages shall be made in cash.

                (c) Resolution of Conflicts.

                        (i) The Purchaser and the Selling Shareholder shall attempt to resolve any dispute as to Joint Instructions in good faith in a person to person meeting. Each party agrees that it will not initiate any litigation against any other party regarding the subject matter of this Article IX for at least sixty (60) days following such person to person meeting except for (i) motions for a temporary restraining order or the other preliminary equitable relief and (ii) circumstances in which a delay for such period would result in such action being barred as a result of the relevant statute of limitations expiring. In the event any litigation is initiated in compliance with this Section 9.2(c)(i), the parties agree jointly to stipulate to the court that all proceedings in such action to be kept confidential. The Escrow Agent shall be entitled to act in accordance with any decision of the court and make or withhold payments out of the Escrow Account in accordance therewith.

                        (ii) If no agreement shall have been reached within 15 days after the person to person meeting, the parties shall seek mediation by a person mutually acceptable to the parties. The parties will use their best efforts to resolve conflicts in good faith by mediation.

                        (iii) Any litigation initiated pursuant to Section 9.2(c)(i) shall be brought in the High Court in London. The non-prevailing party to any litigation shall pay its own expenses and the expenses, including without limitation, attorneys' fees and costs, incurred by the other party to the litigation.

        9.3 Third Party Claims.

                (a) Except as otherwise provided in paragraph (c) below, the Selling Shareholder, may elect to compromise or defend, at the Selling Shareholder's own expense and by the Selling Shareholder's own counsel reasonably satisfactory to the Indemnitee, any Third-Party Claim; provided that
(i) the Representative provides the Indemnitee with reasonable evidence that the Selling Shareholder will have the financial resources to defend against such claim and fulfill its indemnification obligations hereunder; and (ii) the giving of a Defense Notice (as defined below) by the Representative shall constitute an acknowledgment by the Selling Shareholder of its obligation to indemnify the Indemnitee with respect to such Third-Party Claim in accordance with the terms of this Article IX. If the Representative, as agent for the Selling Shareholder, elects to compromise or defend a Third-Party Claim, the Representative shall, within thirty (30) days of its receipt of the notice provided pursuant to
Section 9.2(a) hereof (or sooner, if the nature of such Third-Party Claim so requires), provide written notice to the related Indemnitee of its intent to do so (a "DEFENSE NOTICE"), and such Indemnitee shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Selling Shareholder shall be responsible for the payment of such Indemnitee's reasonable, actual out-of-pocket expenses incurred in connection with such cooperation, and such expenses shall constitute Damages incurred or suffered by Purchaser within the meaning of Section 9.1(a) hereof. After notice from the Selling Shareholder, to an Indemnitee of its election to assume the defense of a Third-Party Claim, the Selling Shareholder shall not be liable to such Indemnitee under this Article IX for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that such Indemnitee shall have the right to employ one counsel of its choice to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and the Selling Shareholder exists in respect of such claim, and in that event the reasonable fees and expenses of such separate counsel shall be the responsibility of the Selling Shareholder (and shall constitute Damages incurred or suffered by Purchaser within the meaning of Section 9.1(a) hereof). If the Selling Shareholder, elects not to compromise or defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this
Section 9.3, such Indemnitee may pay, compromise or defend such Third-Party Claim on behalf of and for the account and risk of the Selling Shareholder (and any amount paid or expenses incurred in connection therewith shall constitute Damages incurred or suffered by Purchaser within the meaning of Section 9.1(a) hereof). The Selling Shareholder may not consent to entry of any judgment or enter into any settlement without the written consent of each related Indemnitee (which consent shall not be unreasonably withheld), unless such judgment or settlement provides solely for money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such Third-Party Claim.

                (b) In respect of any claim, action, suit or proceeding brought by a taxing authority in respect of Taxes (a "TAX CLAIM"), the Selling Shareholder, shall have the sole right to control any Tax Claim, provided, however, that the Selling Shareholder shall provide the Indemnitee with copies of all correspondence with any taxing authority in connection with any such Tax Claim and shall keep the Indemnitee reasonably informed of all progress with such taxing authority, and provided further that the Selling Shareholder shall consult with the Indemnitee in good faith in contesting any proposed adjustment and shall consider any reasonable advice from the Indemnitee concerning such Tax Claim so long as the Selling Shareholder, shall ultimately be entitled to control any such Tax Claim concerning any indemnity obligation of the Selling Shareholder. The Selling Shareholder shall not be entitled to compromise or settle any Tax liability of the Company for any Pre-Closing Date period that would have the effect of materially decreasing the Company's deductions for credits or materially increasing the Company's taxable income for any taxable year or period subsequent to the Pre-Closing Date period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

                (c) If there is a reasonable likelihood that a Third-Party Claim may have a material adverse effect on an Indemnitee, other than as a result of money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder, such Indemnitee will have the right, after consultation with the Selling Shareholder, and at the cost and expense of the Selling Shareholder (which costs and expenses shall constitute Damages within the meaning of Section 9.1(a) hereof), to defend such Third-Party Claim. If the Third-Party Claim involves a third party with whom Purchaser has a significant on-going or prospective relationship, the Indemnitee will have the right, after consultation with the Selling Shareholder, and at the cost and expense of the Selling Shareholder (which costs and expenses shall constitute Damages within the meaning of Section 9.1(a) hereof), to defend such Third-Party Claim; provided that the Selling Shareholder shall not be obligated to pay Damages to the extent it is determined (by agreement between the Selling Shareholder and Indemnitees or by arbitration or court judgment) that the Third-Party Claim was settled on terms that were not fair and reasonable to the Indemnitees.

        9.4 Survival. The representations and warranties of the Selling Shareholder set forth in this Agreement (other than in Section 4.9) shall survive the Closing and shall continue until three (3) years after the Closing Date; and the representations and warranties in Section 4.9 hereof shall survive until ten (10) days after the expiration of the relevant statutes of limitations. This Section 9.4 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

Other than as set forth in the Disclosure Letter, the representations and warranties shall not be affected by any examination made for or on behalf of Purchaser or the knowledge of any of Purchaser's officers, directors, stockholders, employees or agents. Notwithstanding anything to the contrary herein, if a claim for indemnification is made before the expiration of the periods of survival set forth above in this Section 9.4, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

        9.5 Limitations.

                (a) Except as otherwise expressly provided herein, the Selling Shareholder shall not be liable under this Article IX unless and until the aggregate amount of Damages incurred or suffered by Indemnitees with respect to Damages exceeds $50,000, at which point the Selling Shareholder shall become liable for any and all additional Damages not exceeding in the aggregate the Purchase Price.

                (b) Nothing in this Article IX shall limit, in any manner (whether by time, amount, procedure or otherwise), any remedy at law or in equity to which Purchaser may be entitled as a result of actual fraud or willful misrepresentation or misconduct by the Selling Shareholder.

                (c) The Purchaser shall not be entitled to claim that any fact renders any of the representations or warranties untrue or misleading or causes them to be breached if it has been fully, fairly and specifically disclosed to the Purchaser in the Disclosure Letter.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

        10.1 Termination. Except as provided in Section 10.2 below, this Agreement may be terminated at any time prior to the Closing Date:

                (a) by mutual consent of the Company, Selling Shareholder and Purchaser;

                (b) by Purchaser or the Selling Shareholder if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated in this Agreement; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated in this Agreement by any governmental entity that would make consummation of the transactions contemplated in this Agreement illegal;

                (c) by Purchaser or if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated in this Agreement by any Governmental Entity, which would: (i) prohibit Purchaser's ownership or operation of any material portion of the business of the Company or (ii) compel Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Purchaser as a result of the transactions contemplated in this Agreement;

                (d) by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Selling Shareholder and such breach has not been cured within five (5) calendar days after written notice to the Company (provided that no cure period shall be required for a breach which by its nature cannot be cured);

                (e) by the Company if neither it nor the Selling Shareholder is in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and such breach has not been cured within five (5) calendar days after written notice to Purchaser (provided that no cure period shall be required for a breach which by its nature cannot be cured); or

                (f) by Purchaser if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement.

        Where action is taken to terminate this Agreement pursuant to this
Section 10.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Selling Shareholder or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination.

        10.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        10.4 Extension; Waiver. At any time prior to the Closing Date, Purchaser, on the one hand, and the Company and the Selling Shareholder, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

        11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to Purchaser, to:        Team Communications Group, Inc.
                                    12300 Wilshire Boulevard, Suite 400
                                    Los Angeles, CA  90025
                                    Attention:  Chief Operating Officer
                                    Facsimile: 310\ 442-3502
                                    Telephone: 310\ 442-3500
        with a copy to:             Kelly Lytton Mintz & Vann LLP
                                    1900 Avenue of the Stars, Suite 1450
                                    Los Angeles, CA  90067
                                    Attention:  Bruce P. Vann, Esq.
                                    Facsimile:  310\ 277-5953
                                    Telephone:  310\  277-5333

        with an additional copy to  Marriott Harrison
                                    12 Great James Street
                                    London WC1N 3DR
                                    Attention Jonathan Pearce, Esq.
                                    Facsimile:  0171 209 2001
                                    Telephone:  0171 209 2000

(b)     if to the Company, to:      Dandelion Distribution Ltd.
                                    5 Churchill Court
                                    58 Station Road
                                    North Harrow, Middlesex  HA2 7SA
                                    Attention:  Noel Cronin
                                    Facsimile:  011-181-863-0463
                                    Telephone:  011-181-863-1888

         with a copy to:            Graham Harvey
                                    Northway House
                                    1379 High Road
                                    Whetstone
                                    Attention: Harvey Shulman, Esq.
                                    Facsimile: 0181 445 0979
                                    Telephone: 0181 343 7382

        11.2 Interpretation. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        11.4 Entire Agreement; Assignment. This Agreement, the Disclosure Letter, the Schedules hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder except that the Representative and the Escrow Agent shall have the express rights articulated in Articles IX hereof and in the Escrow Agreement hereto; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Purchaser may assign its rights and delegate its obligations hereunder to any of its affiliates.

        11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        11.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the High Court in London, England or, at the option of the claimant, the appropriate County Court, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of England for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

        11.8 Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        11.9 Extension; Waiver. At any time, Purchaser, the Selling Shareholder and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XII

                              RESTRICTIVE COVENANT

12.1 Agreement of Selling Shareholder. The Selling Shareholder, in consideration of and as a condition of the Purchaser entering into this Agreement, undertakes with the Purchaser (both for itself and as trustee for any subsidiary) that he will not and, in the case of sub-clauses (ii), (iii) and
(iv) below, will procure that any body corporate of which he has for the time being control and/or any partnership and/or business in which he may be engaged will not, directly or indirectly:

(i) within the United Kingdom be employed by, concerned or interested in, or provide technical or commercial advice to any business which supplies goods or services of a type similar to the goods or services supplied by any Group Company for a period of three years after the Closing Date;

(ii) for a period of three years after the Closing Date, supply or seek to supply, to a client or prospective client, goods or services of a type similar to the goods or services supplied by any Group Company within the 12 month period prior to the Closing Date;

(iii) for a period of three years after the Closing Date, induce or endeavour to induce a client or prospective client not to enter into any contract or arrangement with any Group Company for the supply of goods or services by any Group Company of a type similar to any supplied by any Group Company within the 12 month period prior to the Closing Date;

(iv) for a period of three years after the Closing Date, solicit or entice away or endeavour to solicit or entice away from any Group Company any director and/or senior employee of any Group Company who was such a director or senior employee prior to the Closing Date.

12.2 Definitions: The following expressions shall have the following meanings for the purposes of this Section 12:- "client" any person to whom the Selling Shareholder or any employee of any Group Company reporting directly to the Selling Shareholder supplied services or goods on behalf of any Group Company at any time during the period of one year prior to the termination of the Selling Shareholder's employment with the Company;

"Group Company"         means the Company and any parent undertaking or
subsidiary undertaking of the Company as defined in Section 262 of the Companies Act 1985;

"prospective client"    any person to whom the Selling Shareholder or any
employee of any Group Company reporting directly to the Selling Shareholder was actively seeking to supply services or goods on behalf of any Group Company at any time during the period of six months prior to the termination of the Selling Shareholder's employment with the Company;

"seek" shall where the context so admits extend to the expression "solicit canvass or otherwise approach with a view to the supply of".

12.3 Construction: In this Clause references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or on behalf of or by means of any other person.

12.4 Separate Covenant: The Selling Shareholder acknowledges that each of the restrictions in this Section 12 hereof constitutes an entirely separate and independent restriction on him and is no greater than is necessary to protect the legitimate business interests (including business connections) of the Company and any Group Company and the parties consider the restrictions to be reasonable in all the circumstances. If any such restriction shall be held by any Court to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company the said restrictions shall apply with such modifications as may be necessary to render them valid and effective.

12.5 Exception: Notwithstanding anything contained in this Section 12 the Selling Shareholder shall not be prevented from fulfilling existing obligations under contracts with Leisureview Limited, String of Pearls plc, String of Pearls 2 plc and Renown Pictures Limited or as a director of such companies named herein but only for such time as the nature and scope of such companies are conducted as at present.

IN WITNESS WHEREOF, the Purchaser, the Company and the Selling Shareholder have entered into this Agreement on the date first written above.

                                       PURCHASER
                                       TEAM COMMUNICATIONS GROUP, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       COMPANY
                                       DANDELION DISTRIBUTION LTD.



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       SELLING SHAREHOLDER



                                       -----------------------------------------
                                       NOEL CRONIN

                                   SCHEDULE A

                         SCHEDULE OF SELLING SHAREHOLDER

---------------------------------------------------------------
                        SHARES       ESCROWED
                         BEING         TEAM
NAME AND ADDRESS         SOLD         SHARES          CASH
---------------------------------------------------------------
Noel Cronin           200            As             $625,000
                      ordinary       calculated
                      shares of      pursuant
                      Pound          to Section
                      Sterling 1     3.2(b)
                      each
---------------------------------------------------------------

                                   SCHEDULE B

                      B - 1 THE CRONIN EMPLOYMENT AGREEMENT
                                       AND
                     B - 2 THE CLUTTON EMPLOYMENT AGREEMENT

                                   SCHEDULE C
                        INDEMNIFICATION ESCROW AGREEMENT

                                   SCHEDULE D
                              CASH ESCROW AGREEMENT

                                   SCHEDULE E
                               TRANSFERRED ASSETS

A       Part of the land adjoining Highcroft, Langley Road, Chipperfield, Herts.

B       12 A St Andrews Street, St Ives, Cornwall

                                   SCHEDULE F
                                  REAL PROPERTY

5 Churchill Court, North Harrow, Middlesex

SCHEDULE G

                                  TAX COVENANT

1       INTERPRETATION

1.1 Words and expressions defined in the Agreement to which this is a Schedule have the same meanings in this Schedule (unless a contrary intention appears or the context requires otherwise).

1.2 The following expressions have the following meanings in this Schedule (unless a contrary intention appears or the context requires otherwise):-

        "CLAIM" means the issue of any notice, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which notice, letter, document or action it appears that a Tax Liability is to be, or may come to be, imposed on the Company;

        "COMPANY" means either or both of Dandelion Productions Limited and Baserem Limited;

        "COMPLETION" means completion of the sale and purchase of the Company Shares pursuant to the Agreement;

        "EVENT" shall include (without limitation) any arrangement, transaction, action or omission, the payment of a dividend, any change in the residence of any person for the purposes of any Tax, the death or the winding up or dissolution of any person, the Company ceasing or being deemed to cease to be treated as a member of any group or associated with any other company for the purposes of any taxation and a failure to take any action which would avoid an apportionment or deemed distribution of income (regardless of whether the taking of any such action after Completion could have avoided such apportionment or deemed distribution), and shall also include Completion and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have or are treated or regarded as having occurred on or before that date and shall include the transfer to the Selling Shareholder of any asset of the Company by way of a benefit in kind;

        "GROUP RELIEF" means (i) relief surrendered or claimed pursuant to Chapter IV of Part X of the Taxes Act, (ii) advance corporation tax surrendered or claimed pursuant to Section 240 of the Taxes Act; and
        (iii) any tax refund surrendered or claimed pursuant to Section 102 Finance Act 1989;

        "PURCHASER'S RELIEF" means any Relief which arises in consequence or in respect of any Event occurring after Completion whether or not in the ordinary course of business of the Company;

        "RELIEF" means any relief, allowance, exemption, set off or credit in respect of any Tax or any deduction in computing income, profits or gains for the purposes of any Tax and (i) any reference to the use or set off of Relief shall be construed accordingly and shall include use or set off in part; and (ii) any reference to the loss of a Relief shall include the absence or non-existence of any such Relief or to such Relief being available only in a reduced amount;

        "REPAYMENT OF TAX" includes any repayment supplement or interest in respect of Tax and any reference to loss of a right to repayment of Tax includes its non-existence, reduction, cancellation or set off in whole or in part; and

        "TAX ASSESSMENT" means any assessment, demand or other similar formal notice of a Tax Liability issued by or on behalf of any Tax Authority by virtue of which the Company either is liable to make a payment of Tax or will, with the passing of time, become so liable (in the absence of any successful application to postpone any such payment).

1.3 In this Schedule reference to any "TAX LIABILITY" means any liability of the Company to make actual payments of Tax (or amounts in respect of Tax) and also:-

        1.3.1 the loss, reduction, use or set off of any Relief which would (were it not for the said loss, reduction, use or setting off) have been available to the Company and which has been taken into account in computing (and so reducing) any provision for deferred Tax which is reflected in the 7/31 Statements (or which, but for the presumed availability of such Relief, would have been reflected in the 7/31 Statements) and any Relief which was treated as an asset of the Company in the 7/31 Statements;

        1.3.2 the loss of a right to repayment of Tax or the setting off of any such right to repayment of Tax against any actual Tax Liability in respect of which the Purchaser would, ignoring the use of any Purchaser's Relief, but for that setting off, have been able to make a claim against the Selling Shareholder under this Schedule; and

        1.3.3 the use or setting off against income, profits or gains earned, accrued or received on or before Completion or against Taxation of any Purchaser's Relief in circumstances where, but for such use or setting off, the Company would have had an actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Selling Shareholder under this Schedule.

1.4 In any case falling within any of sub-clauses 1.3.1, 1.3.2 and 1.3.3, the amount that is to be treated for the purposes of this Schedule as a Tax Liability of the Company (the "Deemed Tax Liability") shall be determined as follows:-

        1.4.1 in a case which falls within sub-clause 1.3.2, the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that sub-paragraph;

        1.4.2 in a case which falls within sub-clause 1.3.1 or 1.3.3 and where the Relief that is the subject of the loss, use or setting off mentioned in those sub-paragraphs is a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that Relief so lost, used or set off;

        1.4.3 in a case which falls within sub-clause 1.3.1 or 1.3.3 and where the Relief that is the subject of the loss, use or setting off mentioned in those sub-paragraphs was a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be:-

               (a) if the Relief was the subject of such a loss, the amount of
                   Tax which would, on the basis of the rates of Tax current at the date of the loss, have been saved but for the loss ignoring for this purpose the effect of any Purchaser's Relief (other than deductions in computing profits for the purpose of Tax); or

               (b) if the Relief was the subject of such a use or setting off, the amount of Tax which has been saved in consequence of the use or setting off.

1.5     In this Schedule reference to:

        1.5.1 "INCOME, PROFITS OR GAINS" shall include any income profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax;

        1.5.2 income, profits or gains (as defined in sub-clause 1.5.1) as being earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which are deemed to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

        1.5.3 any payment or distribution as being made on or before a particular date shall include:-

               (a) any payment or distribution which has fallen due to be made on or before that date; and

               (b) any Event which has occurred on or before that date and is, or is deemed to be, a payment or distribution for (in either such case) the purposes of any Tax; and

        1.5.4 any "DIVIDEND" shall include anything which is deemed to be a dividend or distribution for the purposes of any Tax and shall also include any other Event which gives rise to an obligation to account for advance corporation tax or amounts corresponding to or similar to advance corporation tax.

1.6 Any stamp duty which is charged on any document executed prior to Completion or in the case of a document executed prior to Completion which is outside the United Kingdom at Completion any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company is interested and any interest, fines or penalties relating to such stamp duty shall be deemed to be a liability of the Company to make an actual payment of Taxation.

1.7 In determining for the purposes of this Schedule whether a charge on or power to sell, mortgage or charge any of the Company Shares or assets of the Company exists at any time the fact that any Taxation is not yet payable or may be paid by instalments shall be disregarded and such Taxation shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising at the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

1.8 The provisions of section 213 Inheritance Tax Act 1984 shall not apply to payments falling to be made under this Schedule.

1.9 Unless the context otherwise requires, references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

1.10 Headings in this Schedule shall be for convenience only and accordingly shall be disregarded.

1.11 The rule known as the eiusdem generis rule shall not apply to this Schedule and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.12 General words in this Schedule shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.13 References to persons shall include bodies corporate, unincorporated associations and partnerships.

2.      COVENANT

2.1 Subject to the provisions of this Schedule, the Selling Shareholder covenants with the Purchaser for itself and as trustee for its successors in title to pay to the Purchaser an amount equal to any:-

        2.1.1  Tax Liability of the Company arising:-

               (a) as a consequence of or by reference to any Event which occurred on or before Completion; or

               (b) in respect of or by reference to any income, profits or gains which were earned, accrued or received on or before Completion; or

               (c) as a consequence of the Company ceasing, or being deemed to cease, to be a member of any group or associated with any other company for the purposes of any Tax on or before Completion;

        2.1.2  Tax Liability of the Company in respect of:

               (a) any Event occurring after Completion in pursuance of a legally binding obligation or arrangement (whether conditional or not) entered into on or before Completion, or pursuant to any request by the Selling Shareholder under this Schedule or the Agreement.

               (b) any Event occurring before Completion outside the ordinary course of business of the Company as carried on at any time before Completion and which forms part of any combination of Events which include any Event occurring after Completion which is inside the ordinary course of business of the Company;

        2.1.3 depletion or reduction in the value of any assets of the Company or any increase in its liabilities arising as a result of :-

               (a) any liability of the Company to repay in whole or in part any payment for Group Relief received or make any payment for Group Relief pursuant to any agreement or arrangement entered into on or before Completion; and

               (b) any failure by the Company to obtain a payment for Group
                   Relief which was taken into account as and treated as an asset in the 7/31 Statements;

        2.1.4 depletion in or reduction in the value of the assets or increase in the liabilities of the Company as a result of any liability of the Company to make a payment by way of reimbursement, recharge, indemnity, damages (whether for breach of contract or arising in tort or otherwise) or management charge by reference to Taxation:

               (a) in respect of or arising from any Event occurring on or before Completion;

               (b) by reference to any income profits or gains earned or accrued on or before Completion;

        2.1.5 Tax Liability arising in respect of, or by reference to or in consequence of any failure to discharge or default in discharging any of the Selling Shareholder's obligations under Clauses 6 and 7 of this Schedule, including any failure to meet any relevant time limit;

        2.1.6 depletion in or reduction in value of the assets or increase in the liabilities of the Purchaser and/or the Company as a result of any inheritance tax which:-

               (a) is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company or

               (b) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of inheritance tax payable as a result of the death of any person within seven years of a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets existed at Completion, or would, if death had occurred immediately before Completion and the inheritance tax payable as a result had not been paid, have existed at Completion; or

               (c) arises as a result of a transfer of value occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company.

        2.1.7 Tax Liability or any liability in respect of Tax which is the primary liability of or is primarily attributable to any other person and which the Company is or becomes required to discharge by virtue of its relationship at any time before Completion with any other person Provided that this Clause 2.1.7 shall not apply to the extent that specific provision or reserve is made for the Tax Liability (other than a provision or reserve for deferred Taxation) in the 7/31 Statements;

        2.1.8 any costs and expenses reasonably and properly incurred (including a reasonable amount in respect of management time) by the Purchaser or the Company in connection with or in consequence of any matters for which a claim may be made by the Purchaser under Clause 2.1 or in connection with any action taken in avoiding resisting or settling any such liability under Clause 2.1.

2.2 For the avoidance of doubt the Selling Shareholder shall remain liable in accordance with the terms of this Schedule notwithstanding that any liability giving rise to a liability of the Selling Shareholder to make a payment pursuant to the provisions of this Schedule is or has been discharged or suffered by the Company or the Purchaser whether before or after the date hereof and whether by payment or by the loss, use or set-off of any Relief.

2.3 Any payments made by the Selling Shareholder to the Purchaser under this Schedule shall be treated as a reduction or repayment of the consideration paid for the Company Shares pursuant to the Agreement provided that this sub-clause shall not operate in any way to limit the liability of the Selling Shareholder under this Schedule or the Agreement.

3       LIMITS ON COVENANT

3.1 The covenant given in Clauses 2.1.1 - 2.1.5 (inclusive) shall not cover any Tax Liability of the Company to the extent that:-


        3.1.1 specific provision or reserve (other than a provision or reserve for deferred Tax) in respect of that Tax Liability was made in the 7/31 Statements; or

        3.1.2  that Tax Liability arises or is increased as a result only of :

               (a) an increase in rates of Taxation made after Completion with retrospective effect; or

               (b) the passing of any legislation, or making of any subordinate legislation or a change in a published practice generally applied or the withdrawal of any published concession granted by any Tax Authority, which is announced and comes into force on or after Completion with retrospective effect;

        3.1.3 the liability would not have arisen but for a voluntary transaction, act or omission carried out or effected by the Company after Completion except that this exclusion shall not apply where any such transaction, act or omission:

               (a) is carried out or effected pursuant to a legally binding commitment created on or before Completion, or which for some other reason could not reasonably have been avoided; or

               (b) is carried out or effected in the ordinary course of business of the Company; or

               (c) (without prejudice to sub-paragraphs (a) and (b) of this
                   Clause 3.1.3) is carried out in circumstances where the Purchaser did not know and could not reasonably be expected to know it would or might give rise to the Tax Liability in question.

4       OVER-PROVISIONS, RELIEFS, ETC.

4.1 If the auditors for the time being of the Company shall certify (at the request and expense of the Selling Shareholder) that any provision for Tax in the 7/31 Statements (excluding any provision for deferred Tax) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with Clause 4.3.

4.2 If the auditors for the time being of the Company shall certify (at the request and expense of the Selling Shareholder) that any Tax Liability which has resulted in a payment having been made or becoming due from the Selling Shareholder under this Schedule will give rise to a Relief for the Company which would not otherwise have arisen, then, as and when the liability of the Company to make an actual payment of or in respect of Tax is reduced by reason of that Relief and after taking account of the effect of all other Reliefs that are or become available to the Company (including any Purchaser's Relief ) in calculating the amount that that liability would have been but for the availability of that Relief, the amount by which that liability is so reduced shall when such tax saving is obtained be dealt with in accordance with Clause 4.3.

4.3 Where it is provided under sub-clause 4.1 or 4.2 that any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-clause:-

        4.3.1 the Relevant Amount shall first be set off against any payment then due from the Selling Shareholder under this Schedule; and

        4.3.2 to the extent there is an excess, a refund shall be made to the Selling Shareholder of any previous payment or payments made by the Selling Shareholder under sub-clauses 2.1.1 - 2.1.6 (inclusive) of this Schedule and not previously refunded under this Clause 4 or Clause 5 up to the amount of such excess; and

        4.3.3 to the extent that the excess referred to in sub-clause 4.3.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Selling Shareholder under this Schedule in chronological order until exhausted

               Provided that for the avoidance of doubt neither the Purchaser nor the Company shall be under


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

        any obligation to use or set off any Purchaser's Relief in any such way that may increase or maximise any benefit to the Selling Shareholder under this Clause 4.

4.4 The provisions of sub-clause 4.3 shall not apply unless the amount of the over provision or refund so referred to exceeds Pound Sterling 1,000.

4.5 Where any such certification as is mentioned in sub-clause 4.1 or 4.2 has been made, the Selling Shareholder or the Purchaser may request the auditors for the time being of the Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

4.6 If the auditors certify under sub-clause 4.5 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of sub-clause 4.3 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Selling Shareholder or (as the case may be) to the Selling Shareholder.

5       RECOVERY FROM OTHER PERSONS

        If the Selling Shareholder has made a payment to the Purchaser under this Schedule pursuant to Clause 2 and the Company either is immediately entitled at the due date for the making of that payment to recover from some other person (not being the Purchaser, but including any Tax Authority) any sum in respect of the Tax Liability that has resulted in that payment becoming due from the Selling Shareholder, or at some subsequent date becomes entitled to make such a recovery, then the Purchaser shall procure that the Company shall (in either of those cases) promptly notify the Selling Shareholder of the entitlement and shall, if so required by the Selling Shareholder and at the Selling Shareholder's sole expense and upon the Selling Shareholder indemnifying the Company and providing security as to all costs and expenses which may thereby be incurred to the reasonable satisfaction of the Company or the Purchaser, procure that the Company take all appropriate steps to enforce that recovery (keeping the Selling Shareholder fully informed of the progress of any action taken) provided that the Company shall not be obliged to take any action which it shall reasonably consider to be prejudicial and, provided that the right to such payment or relief is not prejudiced thereby, shall account to the Selling Shareholder for whichever is the lesser of:-

        5.1 any sum so recovered (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof less any Tax chargeable on the Company in respect of the sum recovered or that interest) after deduction of all costs and expenses incurred by the Company in enforcing such recovery; and

        5.2 the amount paid by the Selling Shareholder pursuant to Clause 2 as reduced (if at all) by Clause 4 in respect of the Tax Liability in question.

6       CLAIMS PROCEDURE

6.1 Upon the Purchaser or the Company becoming aware of a Claim relevant for the purposes of this Schedule ("a Tax Claim"), it shall as soon as reasonably practicable give written notice thereof to the Selling Shareholder but such notice shall not be a condition precedent to the Vendor's liability under this Schedule and the Purchaser shall procure that the Company shall (if the Selling Shareholder shall indemnify and secure the Purchaser and/or the Company (as appropriate) to its


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

        reasonable satisfaction against all losses, costs, damages and expenses (including a reasonable amount in respect of management time) and including an increased or additional Tax Liability and interest on overdue Tax, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the Company as the Selling Shareholder may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Tax Claim; PROVIDED THAT the Purchaser shall not be obliged to procure that the Company shall appeal against any Tax assessment raised on it if, having given the Selling Shareholder written notice of the receipt of that Tax assessment, it has not within 15 days thereafter received instructions in writing from the Selling Shareholder to make that appeal and in those circumstances the Purchaser and the Company shall be free to pay or settle the Tax Claim on such terms as it or they may in its or their absolute discretion think fit and without prejudice to the Purchaser's rights and remedies under this Schedule; AND PROVIDED FURTHER THAT the Purchaser shall not be obliged to procure that the Company take any action under this Clause which involves contesting any Tax assessment before any court or other appellate body (excluding the authority or body demanding the Tax in question) unless the Selling Shareholder furnish the Purchaser with the written opinion of leading Tax Counsel acceptable to the Purchaser in its reasonable discretion to the effect that an appeal against the Tax assessment in question will, on the balance of probabilities, be won.

6.2 Subject to the provisions of this Clause 6 the actions which the Selling Shareholder may reasonably request under sub-clause 6.1 shall include (without limitation) the Company applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Selling Shareholder to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Tax Claim in question, and, if the Selling Shareholder take on or take over the conduct of the proceedings, the Purchaser shall and shall procure that the Company shall provide such documents, information and assistance as the Selling Shareholder may reasonably require in connection with the preparation for and conduct of those proceedings but neither the Purchaser nor the Company shall be required to take any action which it reasonably believes will be unduly onerous or materially prejudicial to the future liability of the Purchaser or the Company to Tax or the business or financial interests of either of them or of any person connected with either of them.

6.3 The Selling Shareholder shall make no settlement or compromise of any Tax Claim nor agree any matter in the conduct or any such dispute which is likely to affect the future liability of the Company or the Purchaser in respect of Tax without the prior written approval of the Purchaser such approval not to be unreasonably withheld or delayed.

6.4 If any Tax Authority alleges or has alleged, or information has come to the attention of the Purchaser or the Company which in its reasonable opinion could constitute evidence that the Selling Shareholder or the Company prior to Completion have committed fraud, wilful default, neglect or conduct involving dishonesty or, if in the Purchaser's reasonable opinion, the action is likely to adversely affect either the future liability of the Purchaser or the Company to Tax or the business or financial interest of any of them or of any person connected with any of them sub-clause 6.1 shall not apply.

7       TAX RETURNS

7.1 The Purchaser shall procure in respect of the Company that the Selling Shareholder (or their professional advisers) shall subject as hereinafter provided, have the sole conduct of the preparation, submission to the relevant Tax Authority in the UK or elsewhere, negotiation, correspondence and agreement of the Tax computations for accounting periods ending on or before the Accounts 7/31 Statements Date ("the Relevant Accounting Periods") to the extent that the same shall not have been prepared before Completion.

7.2 The Purchaser shall at the expense of the Selling Shareholder procure that the Company shall provide to the Selling Shareholder or his authorised agents and during all reasonable hours all such reasonable assistance, co-operation and information as the Selling Shareholder may reasonably request in respect of preparing, submitting, negotiating and agreeing with the relevant Tax Authority the Tax computations referred to in sub-clause 7.1 above and in respect of the Tax affairs of the Company generally relating to the Relevant Accounting Periods.

7.3 The Purchaser shall take full responsibility for the outstanding Tax affairs of the Company in respect of accounting periods commencing after the Accounts Date and shall prepare and submit such computations and returns to the appropriate Tax Authorities whether in the UK or elsewhere and deal with all negotiations, correspondence and agreements with respect thereto. The Purchaser shall ensure that all material communications to the relevant Tax Authorities in respect of the accounting period in which Completion takes place shall first be sent to the Selling Shareholder and the Purchaser shall consult and shall procure that the Company shall consult with the Selling Shareholder regarding the contents of all such communications and undertakes and/or shall procure that the Company shall undertake to have due and proper regard to such comments. Subject to the provisions of this Clause 7 the Purchaser shall procure that the Company shall not submit any computations or returns which relate to any extent to a period before the Completion Date without the prior approval of the Selling Shareholder such approval not to be unreasonably withheld or delayed.

7.4 The Selling Shareholder shall not submit any computations or returns in respect of the Relevant Accounting Periods without affording the Purchaser a reasonable opportunity to consider such computations and returns and make representations prior to submission to the Tax Authority and the Selling Shareholder undertakes to have due and proper regard to such comments in finalising such computations and the Purchaser shall not be obliged to procure that the Company submits any computation or return which is not full and accurate in all material respects.

7.5 The Selling Shareholder covenants that all outstanding Taxation computations for the Relevant Accounting Periods (collectively the "Relevant Taxation Computations") shall be submitted to the relevant Tax Authority prior to 31st January 1999 ("the Final Date").

7.6 If any of the Relevant Taxation Computations are not submitted to the relevant Tax Authority by the Final Date sub-clause 7.1 shall cease to apply in relation to all the Relevant Taxation Computations and the Purchaser will assume responsibility for the conduct of preparing, submitting and agreeing those computations and the Selling Shareholder shall discharge all reasonable costs and expenses (including a reasonable amount in respect of management time) incurred by the Purchaser in preparing, submitting and agreeing such Relevant Taxation Computations.

7.7 The Selling Shareholder and the Purchaser shall agree a timetable for the submission of the Relevant Taxation Computations and the Selling Shareholder shall submit a draft form of timetable for agreement to the Purchaser for comment on a timely basis prior to the Final Date.

7.8 If the Selling Shareholder or the Company shall have committed or any relevant Tax Authority shall allege or information shall come to the attention of the Purchaser or the Company which in the Purchaser's reasonable opinion could constitute evidence that the Selling Shareholder or the Company has or have committed acts or omissions which may constitute fraud, wilful default or neglect prior to the date of Completion sub-clause 7.1 shall not apply or shall cease to apply and, in that event, sub-clause 7.7 shall apply.

7.9 It is agreed that this Clause 7 shall not apply to any returns relating to value added tax, PAYE, national insurance or social security matters.

7.10 Nothing done by the Purchaser or the Company pursuant to this Clause 7 shall in any respect restrict or reduce any rights the Purchaser may have to make a claim against the Selling Shareholder under this Schedule.

8       DUE DATE OF PAYMENT

8.1 Where the Selling Shareholder becomes liable to make any payment pursuant to Clause 2 of this Schedule, the due date for the making of that payment shall be:-


        8.1.1 in a case that involves an actual payment of Tax by the Company, the date that is seven days before the last date on which the Company would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Selling Shareholder' liability under this Schedule in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability;

        8.1.2 in a case falling within any of the sub-paragraphs of Clause 1.3, the date falling seven days after the date when the Selling Shareholder has been notified by the Company or the Purchaser that the auditors for the time being of the Company have certified, at the request of the Purchaser or the Company, that the Selling Shareholder has a liability for a determinable amount under Clause 2;

        8.1.3 in the case of the costs and expenses referred to in Clause 2.1.8 the date of receipt of a written demand for the same;

        8.1.4 in any other case, seven days after the date when the Selling Shareholder has been notified by the Company or the Purchaser that the Selling Shareholder has a liability for a determinable amount.

8.2 In the case of a liability of the Selling Shareholder to pay an additional amount to the Purchaser under:-

        8.2.1 Clause 9.2, the due date for payment shall be the same as the due date for payment of the amount from which the deduction or withholding referred to in Clause 9.2 is required to be made;

        8.2.2 Clause 9.3, the due date for payment shall be the later of the date seven days before the date on which the Tax is required to be paid to the relevant Tax Authority (taking into account any postponement of such Tax obtained by the Company) and the date on which the Selling Shareholder receives a written demand for payment from the Purchaser.

8.3 In the case of a Tax Liability of any person other than the Company which is charged or secured on or otherwise payable out of the Company Shares or any asset of the Company or the proceeds of sale thereof under section 212 or 237 of the Inheritance Tax Act 1984, the due date for payment shall be the date on which the Selling Shareholder receives a written demand for payment from the Purchaser.

8.4 If any payment required to be made by the Selling Shareholder under this Schedule is not made by the due date for the making thereof, then, except to the extent that the Selling Shareholder's liability under Clause 2 compensates the Purchaser for the late payment by virtue of its extending to interest and penalties, that payment shall be increased by an amount equal to interest at the rate of 3 per cent per annum above the base lending rate from time to time of The Governor and Company of the Bank of Scotland which shall accrue on a daily basis from the due date until payment is actually made, whether before or after any judgment.

9       DEDUCTIONS FROM PAYMENTS

9.1 All sums payable by the Selling Shareholder to the Purchaser under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

9.2 If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in Clause 9.1, the Selling Shareholder covenants forthwith to pay to the Purchaser such additional amount as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have received in the absence of any such requirement to make a deduction or withholding.

9.3 If any sum payable by the Selling Shareholder to the Purchaser under this Schedule shall be subject to Taxation in the hands of the Purchaser, the Selling Shareholder covenants forthwith to pay to the Purchaser such an additional amount as will, after taking into account such Taxation and any Taxation in respect of such additional amount, leave the Purchaser with the same amount as it would have received and retained had the payment in question not been subject to Taxation.

10      ILLEGALITY

        If at any time any provision of this Schedule is or becomes illegal, invalid or unenforceable in any respect under any rule of law or enactment of any jurisdiction; the legality, validity or enforceability of the remaining provisions in that or any other jurisdiction and the legality, validity or enforceability of such provision under the law of any other jurisdiction shall not in any way be affected or impaired thereby.

11      WAIVER

        No delay or omission of the Purchaser or the Company in exercising any right or power under this Schedule shall impair such right or power or be construed as a waiver thereof and any single or partial exercise of any such right or power shall not preclude the further exercise of any right or power. Any waiver of a breach of, or default under, this Schedule shall not be deemed to be a waiver of any subsequent breach or default and shall not affect the other terms of this Schedule. The rights and remedies of the Purchaser and the Company provided in this Schedule are cumulative and not exclusive of any rights and remedies provided by law.

12      ASSIGNMENT

        The benefit of the covenants contained in this Schedule may be assigned.

      IN WITNESS WHEREOF, the Purchaser, the Company and the Selling Shareholder have entered into this Agreement on the date first written above.


                                          PURCHASER
                                          TEAM COMMUNICATIONS GROUP, INC.


                                          By: /s/ JONATHAN D. SHAPIRO
                                             -----------------------------------
                                             Name:
                                             Title:



                                          COMPANY
                                          DANDELION DISTRIBUTION LTD.


                                          By: /s/ NOEL CRONIN
                                             -----------------------------------
                                             Name:  NOEL CRONIN
                                             Title: MANAGING DIRECTOR



                                          SELLING SHAREHOLDER


                                          /s/ NOEL CRONIN
                                          --------------------------------------
                                          NOEL CRONIN